UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

SEVENTH AMENDMENT TO FORM S-1/A

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ESTORE OF N.Y., INC.

(Name of issuer in its charter)

NEW YORK (State of Incorporation)	5961 (Primary Standard Industrial Code No.)	03-0387594 (IRS Employer Identification No.)

481 KINGS HIGHWAY

BROOKLYN, NEW YORK 11223

(866) 467 5276

(Address and telephone number of principal executive offices and principal place of business)

ERIC KHTEEB, DIRECTOR

481 KINGS HIGHWAY

BROOKLYN, NEW YORK 11223

(866) 467 5276

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Copies to:

Dieterich & Mazarei, LP

11300 West Olympic Boulevard, Suite 800

Los Angeles, California 90064

(Tel) (310) 312-6888

(Fax) (310) 312-6680

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If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

[  ] ________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Offering Price Per Share	Proposed Aggregate Offering Price	Amount Of Registration Fee
Common Stock	12,500	$ 2.00(1)	$ 25,000	$ 2.68
Total	12,500	$ 2.00	$ 25,000	$ 2.68

________________________________________________________________________________

Total Registration Fee

1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(e) under the Securities Act of 1933.

The date of this prospectus is January __, 2008.

PROSPECTUS

ESTORE OF N.Y., INC.

(A New York Corporation)

481 Kings Highway

Brooklyn, New York 11223

12,500 Shares

Registration Price: $2.00 per share

This prospectus by Estore of N.Y., Inc. (the “Company”) consists of a registration by current shareholders of up to 12,500 common shares of the Company at a price of $2.00 per share.

This registration, of up to 12,500 shares, is being made by the Company on behalf of the selling shareholders. Our common stock is presently not traded on any market or securities exchange. The 12,500 shares of our common stock can be sold by selling security holders at a fixed price of $2.00 per share until our shares are quoted on the Over the Counter Bulletin Board (OTCBB) and thereafter at prevailing market prices or privately negotiated prices.

Investment in the Company is highly speculative and involves a high degree of risk to the public investors and shares should be purchased in the aftermarket (if one develops) only by persons who can afford to lose their entire investment (see risk factors on Page 8 and dilution). The registration price has been determined by the offering price of $2.00 from our previous private placement completed on November of 2006.

Registered Shareholders Price

============================================================================

Registered Shares                             12,500

Per Share                                             $2.00

Total Maximum Of Registration    $25,000

_______________________________________________________________________________

(1) The 12,500 shares of the Company’s common stock, purchased by the selling shareholders of the Company under a Rule 506 private placement, are being registering under this Registration Statement. These shares will be available for re-sale directly to the public once this Registration Statement becomes effective. The Company will not receive any proceeds from the registering of the shares of common stock by the stockholders.

No public market exists for the Company’s securities and there can be no assurance that a public trading market will develop in the Shares of Common Stock. An Investment in the shares is speculative and subject to certain risk factors (See “Risk Factors on Page 8”).

During the offering period, we are required to update this Registration Statement to reflect any facts or events arising after the effective date of this Statement, filed with the Securities and Exchange Commission that represents a fundamental change in the information set forth in the Statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission, but is not yet deemed effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor should there be any sale of these securities in any state in which such offer, solicitation or sales would be unlawful prior to registration or qualification under the securities laws of any such state.

The 12,500 shares represent our common stock being registered for resale, that have been sold to the selling share holders named in this registration statement. These shares were sold in connection with a private placement of 12,500 shares completed by the registrant in November of 2006. This prospectus relates to the resale of up to 12,500 shares of our common stock, $0.001 par value per share, by certain of our shareholders. These persons are referred to throughout this prospectus as “selling shareholders”. We will not receive any proceeds from the sale of these shares by the selling shareholders.

Our common stock does not presently trade on any exchange or electronic medium. We intend to apply to have our common stock listed on the OTC Bulletin Board once this Registration Statment is declared effective. The purchase of the securities offered through this prospectus involves a high degree of risk. (See risk factors). Selling shareholders will sell the common stock at a fixed price of $2.00 until the securities are quoted on the OTC Bulletin Board, or other specified market, and thereafter at prevailing market prices or privately negotiated prices.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is: January __, 2008

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "RISK FACTORS" section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms "Estore of N.Y., Inc.", "Estore of New York", “Estore”, "the Company", "we", "us", and "our" refer to Estore of New York, Inc.

Our Corporate History

Initially, our Company was incorporated on February 7, 2002, as a New York “S” corporation. On September 15, 2006, we reorganized the Company into Estore of N.Y., Inc. as a “C” Corporation. We restated and amended the Certificate of Corporation on September 28, 2006.

Estore of NY, Inc. is a retail internet-based business. We are a corporation formed to market plasma and high definition televisions advertised through our website with the registered domain names of www.DrPlasma.com and www.plasmahouse.com. We currently advertise our websites on key search and price engines. The Products advertised through our websites contain actual model numbers for plasma and LCD televisions as well as audio and home theatre equipment, which are sold currently throughout the market.

Our customers choose to purchase plasma and LCD televisions through us because of our competitive prices as well as our reputation. We have been in business since 2002. Less than 1% of our revenue is generated through accessories, such as wall brackets, cables, cleaning kits and various power surge suppressors. The sale of extended warranties represents approximately 3% of our revenues.

Additionally, we sell DVD players and home theater systems. The revenues from these items are negligible. We sell accessories because the profit margins are high and customers want additional accessories with their purchase. Regarding merchandise returns on defective goods, most manufacturers offer either in-home service or replacement for units. This eliminates our financial burden and responsibility on curing defective products. If any units are damaged or lost during shipment, our insurance carriers will reimburse us for 100% of retail price plus all shipping costs.

For the fiscal years ended December 31, 2004 and 2005, we incurred net income of $21,442 and $23,983 respectively. For the year ended December 31, 2006, we had net loss of $1,956,223.

Our principal executive offices are located at 481 Kings Highway, Brooklyn, New York 11223. Our phone number is (866) 467-5276.

The Registration:

Common Stock of stockholders to be Registered: 12,500

Number of Shares of Common Stock Outstanding: 15,012,500

The Company is authorized to issue up to:

Common Stock: 50,000,000 Shares of Common Stock $0.001 par value per share. Stockholders have ratable rights to dividends and all assets distributed to Stockholders upon liquidation and are entitled to one vote per share. There are no preemptive, subscription or conversion rights. (See “Description of Securities.”)

Preferred Stock: 5,000,000 shares of preferred stock, $.001 par value per share. The board of directors of the Company is granted the power to determine by resolution, from time to time, the power, preferences, rights, qualifications, restrictions or limitations of the preferred stock.

Dilution: The shares being sold have already been issued to selling shareholders, and thus, there will not be any dilution.

Use of proceeds: The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

Determination of Offering Price: Our shares are not listed nor quoted on any exchange or quotation system. The offering price was determined by the price shares were sold to our shareholders in the private placement undertaken by us in November of 2006 at $2.00 per share.

In order to be quoted on the Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There is no assurance that our common stock will trade at market prices in excess of the initial public offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the common stock, investor perception of us and general economic and market conditions.

ESTORE OF NY, INC.

SELECTED FINANCIAL INFORMATION

The selected financial information set forth below for each of the three years in the period ended December 31, 2006, has been derived from and should be used in conjunction with the audited financial statements and other financial information presented elsewhere herein. The selected financial information set forth below for the years ended December 31, 2003 and 2002 has been derived from unaudited financial statements not included herein. Certain reclassifications have been made to conform to the 2006 presentation.

Selected Operating Statement Information:

Years Ended December 31,

2006	2005	2004	2003	2002***

Revenue	$ 22,743,808	$ 29,972,574	$ 23,868,218	$ 24,954,111	$ 8,569,812

Cost of goods sold	20,729,833	25,958,566	21,338,128	22,040,356	8,143,616

Gross profit	2,013,975	4,014,008	2,530,090	2,913,755	426,196

Operating Expenses
Salaries and payroll cost	510,490	624,265	509,983	744,576	245,115
Selling, general and administrative	3,437,312	3,346,886	1,963,047	1,926,965	149,684
Depreciation	17,179	17,179	29,679	22,085	19,814

Total operating expenses	3,964,981	3,988,330	2,502,709	2,693,806	414,613

Net income (loss) from operations	(1,951,006)	25,678	27,381	219,949	11,583

Other income and expenses
Interest expense	5,217	1,695	5,939	0	0

Net income (loss)	$ (1,956,223)	$ 23,983	$ 21,442	$ 219,949	$ 11,583

Net earnings per share from continuing operations:
Basic and diluted	$ (.16)	$ 0.00	$ 0.00	$ 0.02	$ 0.00
Weighted average number of shares outstanding:

Basic and diluted	12,189,583	11,250,000	11,250,000	11,250,000	11,250,000

 *** During the year 2002, the Company was in operations one-third of the year.

Selected Balance Sheet Information:

As of December 31,

	2006	2005	2004	2003	2002	September 30 , 2007 Unaudited
Cash and equivalents	$ 105,783	$ 171,154	$ 316,918	$ 390,698	$ 180,460	$ 15,002
Total assets	381,073	1,000,956	870,788	997,953	735,796	71,531
Debt due within one year	591,158	1,260,493	1,154,309	888,267	621,515	27,939
Deferred Revenue	1,255,675	0	0	0	0	1,075,728
Shareholders’ equity (deficiency)	(1,465,760)	(259,537)	14,243	207,450	10,881	(1,439,504)
Total capitalization	852,236	102,236	116,479	309,686	114,281	$ 852,236

The accompanying notes are an integral part of these statements

                                                                     Nine months ended September 30,

	2007 (Unaudited)	2006 (Unaudited)
Revenue	$2,265,703	$ 19,450,196

Cost of goods sold	1,798,415	17,835,123

Gross profit	467,288	1,615,073

Operating Expenses
Salaries and payroll cost	121,482	371,152
Selling, general and administrative	300,816	1,998,540
Depreciation	12,885	13,929

Total operating expenses	435,183	2,383,621

Net income (loss) from operations	32,105	(768,548)

Other income and expenses
Interest expense	1,215	2,701

Net income (loss) before provision for Income taxes	30,890	(771,249)
Provision for income taxes	4,634	0

Net income (loss)	$26,256	$ (771,249)

Net earnings per share from continuing operations:
Basic and diluted	$ 0.00	$ (0.07)
Weighted average number of shares outstanding:

Basic and diluted	15,012,500	11,250,000

*** During the year 2002, the Company was in operations one-third of the year.

RISK FACTORS

THE SECURITIES BEING REGISTERED BY THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK TO THE INVESTORS AND SHOULD BE PURCHASED (IN THE AFTERMARKET IF ONE DEVELOPS) ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. THE PRICE HAS BEEN DETERMINED ON WHAT WE BELIEVE PURCHASERS OF A SPECULATIVE OFFERING WOULD BE WILLING TO PAY FOR THE SECURITIES AND BEARS NO RELATIONSHIP WHATSOEVER TO MARKET VALUE, ASSETS, EARNINGS, BOOK VALUE OR ANY OTHER ESTABLISHED CRITERIA OF VALUE. THE SELLING SHAREHOLDERS PURCHASED THEIR SHARES AT $2.00 PER SHARE.

Prior to investing in the shares, and assuming an aftermarket of these shares develops, an investor should consider carefully the following risks and highly speculative factors, which may affect our business. In analyzing this registration, prospective investors should carefully read and consider, among other factors, the following:

RISKS RELATING TO OUR BUSINESS

We may be forced to cease some of our operations because we may not be profitable and/or our operating costs may increase in the future.

 We cannot give any assurances that we will achieve profitability within the foreseeable future, as we fund operating and capital expenditures, in such areas as sales and marketing and research and development. Thus, we may require additional working capital to develop our business operations.  We cannot assure investors that we will be profitable and/or that our operating costs will not increase in the future. If we incur losses, we may not be able to fund future sales, marketing, research and development activities, and we may be forced to cease some of our operations.

If we are unable to find the appropriate funding for the Company, such inability could have material and adverse effect on our business, results of operations, financial condition and expansion plan.

 Our ability to continue operations may depend significantly on our ability to borrow funds from the officers of the Company, unrelated third party investors, and the receipt of proceeds from the sale of our products. If adequate fundings are unavailable, we may not be able to fund our expansion, take advantage of acquisition opportunities, develop or enhance products or services, or respond to competitive pressures. Accordingly, such inability could have a material adverse effect on our business, results of operations and financial condition.

The loss of Eric Khteeb and/or Michael Hovell could significantly disrupt our business.

We are wholly dependent, at present, on the personal efforts and abilities of Eric Khteeb, President and Director, and Michael Hovell, Chief Financial Officer and Director. Since the Company’s major responsibilities are being handled by two officers (and directors), the loss of services of either Mr. Khteeb and/or Mr. Hovell will disrupt, if not stop, our operations. Specifically, in the event that either officer is unable to provide their services, the remaining officer will have to contribute extra efforts to take on the additional responsibilities and to find an appropriate replacement. Such event could significantly disrupt our operations.

The Company is likely to experience significant fluctuations in quarterly operating results.

We are also likely to experience significant fluctuations in our quarterly operating results caused by the following factors

- the rate of growth,

- introductions or enhancements or delay of products and services by us and our competitors,

- customer order deferrals in anticipation of new products,

- changes in our pricing policies or those of our competitors and suppliers,

- changes in the distribution channels through which products are purchased,

- our ability to anticipate and effectively adapt to developing markets and rapidly changing technologies,

- changes in the mix of products and services sold,

- changes in the mix of international and North American revenues,

- changes in foreign currency exchange rates; and

- changes in general economic conditions.

Seasonality fluctuations may significantly affect our Supply and Distributions.

We are attempting to expand our channels of supply and distribution. Further, as a retail business, we expect to operate with little or no backlog. The seasonality and timing of receipt and delivery of orders within a fiscal quarter may significantly affect our quarterly results. Specifically, the quarterly sales vary significantly depending on the time of the year because of the higher volume of sales during holiday seasons. As a result, quarterly sales and operating results depend on the volume and timing of the orders. Since the Company’s ability to expand its channel of supply and distribution depends on the Company’s ability to fulfill higher volume orders received within certain quarters, any seasonality fluctuations may significantly affect the supply and distribution of our products.

Significant shortfall in demand for our products and services in relation to our expectations would have immediate adverse impact on our business, results of operations and financial conditions because our expense levels are fixed and partially based on expectation of future orders and/or sales.

Our expense levels are based in part on our expectations as to future orders and/or sales. Given our limited operating history, these expectations are also extremely difficult to predict. Further, our expense levels are, to a large extent, fixed, and it will be difficult for us to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in demand for our products and services in relation to our expectations would have an immediate adverse impact on our business, results of operations and financial condition, which could be material.

We plan to use any revenue received to further develop and advance our business and to increase our sales and marketing. Since many of the expenses associated with these activities (for example, costs associated with hiring professional consultants) are relatively fixed in the short-term, we may be unable to adjust spending quickly enough to offset unexpected revenue shortfalls. If so, our operational results will suffer.

Since Our industry is highly competitive, our inability to successfully market our products and services to achieve market  acceptances would materially and  adversely affect our business, results of operations and financial condition

The markets for our products and services are highly competitive because it evolves quickly and are subject to technological changes. Our competitors sell their products through the internet and/or store locations, and they include Price Club, Costco, P.C. Richards & Sons, Bestbuy, Circuit City, Crutchfield.com; Target; TigerDirect.com; Ebay.com. We expect the competition to persist, increase and intensify in the future as the markets for our products and services continue to develop. Further, additional companies may enter these markets, and thus, demand and market acceptance for new products or services will be subject to a high level of uncertainty, risk and competition.

If we are unable to successfully market our products and services, or if such new products and services do not achieve market acceptance, our business, results of operations and financial condition would be materially and adversely affected.

Since we have limited experience in implementing and conducting internet- based commerce, the inability to impair our growth may adversely affect our prospects.

The Company’s growth depends significantly upon the development of our Internet/Direct Commerce business. Since 2002, we have been operating through both internet and direct commerce. Thus, our experience in the Internet/Direct Commerce business is fairly limited. In order for our Internet/Direct Commerce business to succeed, we must, among other things:

-- make significant investments in our Internet/Direct Commerce business, including upgrading our technology and adding a significant number of new employees;

-- increase our online traffic and sales volume;

-- attract and retain a loyal base of frequent visitors to our website;

-- expand the products and services we offer over our website;

-- respond to competitive developments and maintain http://www.drplasma.com/ and http://www.plasmahouse.com;

-- form and maintain relationships with strategic partners and vendors;

-- provide quality customer service;

-- continue to develop and upgrade our technologies;

-- continue to maintain beneficial terms with our vendors; and/or

-- continue with beneficial terms with advertisers.

We cannot guarantee that we will achieve these and/or other necessary objectives. If we are not successful in achieving these objectives, our business, financial condition and prospects would be materially adversely affected.

System failure or a major regional or worldwide failure could impair our reputation, damage our brand name and adversely affect our product sales.

If our websites, www.drplasma.com and www.plasmahouse.com are not upgraded to satisfy increased demands and/or fail to perform, we could experience:

--

Unanticipated disruptions in service;

--

Slower response times;

--

Decreased customer service and customer satisfaction;

–

Delays in the shipping of products; and/or

--

Excessive usage by people attempting to see our website could cause line damage

Our ability to successfully facilitate transactions and provide high quality customer service also depends on the efficient and uninterrupted operation of our computer and communications hardware systems. Our success, particularly our ability to successfully receive and fulfill orders and provide high-quality customer service, largely depends on the efficient and uninterrupted operation of its computer and communications hardware systems. Since we operate through two websites, system failure on either website will have significant effect on the Company’s sales.

Even though our products are made using recent technologies, the introduction of products using better and newer technologies may cause adverse effects to our business prospects.

In the event that plasma TV, HDTV or LCD flat screen technologies become obsolete, we cannot assure that we will be successful in finding the substitutes for the obsolete products. Our failure to find a substitute may result in losing customers to other vendors that carry the newer products. Such event may lead to termination of our operations, and thus, cause adverse effects to our business prospects.

Our growth depends upon the continued acceptance and growth of the internet and electronic commerce, and if such growth does not continue, our business prospects could be materially adversely affected.

Conducting business over the Internet and electronic commerce is a recent concept with many competitors. Because we are relying on electronic commerce as an important part of our growth strategy, our growth significantly depends upon the widespread acceptance and use of the Internet and other online services as an effective medium for commerce. If such acceptance and growth of Internet use cools or terminates, our business prospects could be materially adversely affected.

Eric Khteeb will continue to influence matters affecting our Company after this offering, which may conflict with the shareholders’ interests.

 Eric Khteeb as a director and officer of our Company, beneficially owns approximately 72.06% of the outstanding shares of common stock of the Company.  Mr. Khteeb will continue to influence the vote on all matters submitted to vote for our stockholders, including the election of directors, amendments to the certificate of incorporation and the by-laws, and approvals of significant corporate transactions. This consolidation of voting power could delay, deter or prevent a change-in-control of the Company that might otherwise be in the shareholders’ interests

The Company does not intend to declare dividends in the near future.

We have never declared or paid a cash dividend on our shares and do not plan to declare any dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance the operation and expansion of our business. Thus, we do not intend to declare dividends in the near future.

We have determined the initial registration price even though this may not be the market price of the shares after the registration is effective and the shares begin to trade.

The price of the shares has been determined by us based on our previous private placement at $2.00 per share that took place on November of 2006.

There is no trading market for the Company’s common shares.

There is currently no trading market for our common share and there has been no trading market to date. We have not undertaken any discussions, preliminary or otherwise, with any prospective market makers concerning the participation of such market maker in the aftermarket of our common stock. There is no assurance that a trading market will ever develop, or, if such a market does develop, that it will continue. This means that anyone who wishes to purchase the shares in the aftermarket, assuming an aftermarket develops, could have difficulty in reselling those shares.

Our issuance of additional shares and the eligibility of issued shares for resale will further dilute our common stock and could lower the price any willing buyer would pay for our common stock.

The shares being registered under this registration statement represent 0.0008% of our total issued and outstanding shares. Eric Khteeb and Global Consulting Enterprises, Inc. have acquired their shares of the Company’s Common Stock at prices substantially below the estimated registration price. We calculate net tangible book value per share by subtracting from our total assets all intangible assets and total liabilities, and dividing the result by the number of outstanding shares of common stock. Furthermore, we may issue and/or grant additional shares, options, warrants and  to our employees, officers, directors and consultants under our future stock option plans, all of which may further dilute our net tangible book value. The dilution of our shares could lower the price any willing buyer would pay for our shares based on the fact that our net asset value per share and/or our earnings ratio per share would be reduced.

Even withstanding the limitations of Rule 144, the future sales of restricted shares could have a depressive effect on the market price of the Company’s securities in any market, which may develop.

The 15,012,500 shares of Common Stock presently issued and outstanding, as of the date hereof, are “restricted securities” as that term is defined under the Securities Act of 1933, as amended, (the “Securities Act”) and in the future may be sold in compliance with Rule 144 of the Securities Act, or pursuant to a Registration Statement filed under the Securities Act. Rule 144 provides, in essence, that a person holding restricted securities for a period of one-year may sell those securities in unsolicited brokerage transactions or in transactions with a market maker, in an amount equal to one percent (1%) of the Company's outstanding Common Stock every three months. Sales of unrestricted shares by our affiliates are also subject to the same limitation upon the number of shares that may be sold in any three-month period. After the shares registered herein are freely traded, Mr. Khteeb (as holders of the restricted shares) may each sell approximately 150,000 shares during any three-month period after the registration statement becomes effective. Additionally, Rule 144 requires that an issuer of securities make available adequate current public information with respect to the issuer. Such information is deemed available if the issuer satisfies the reporting requirements of sections 13 or 15(d) of the Securities and Exchange Act of 1934 (the “Securities Exchange Act”) or of Rule 15c2-11 thereunder. Rule 144(k) also permits the termination of certain restrictions on sales of restricted securities by persons who were not affiliates of the Company at the time of the sale and have not been affiliates in the preceding three (3) months. Such persons must satisfy a two (2) year holding period. There is no limitation on such sales and there is no requirement regarding adequate current public information. Sales under Rule 144 or 144(k), or pursuant to a Registration Statement filed under the Act, may have a depressive effect on the market price of our securities in any market, which may develop for such shares.

Because our shares are considered a "penny stock," any trading will be subject to the penny stock rules and restrictions on marketability.

If our common stock becomes tradable in the public market, we will be subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our shareholders to sell their securities. Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the Securities and Exchange Commission.

“Penny stocks” generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account.

The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

We may need and be unable to obtain funding on satisfactory terms, which could dilute our shareholders’ common shares and/or impose burdensome financial restrictions on our business.

After the registration statement becomes effective, unforeseeable circumstances may occur, which could compel us to obtain financing. Furthermore, future events, including the problems, delays, expenses and other difficulties frequently encountered by our type of companies may lead to increases in costs that could require the Company to initiate an Offering to sell shares to accomplish the objectives set forth under the caption “Business” and we may have to borrow or otherwise raise funds to accomplish such objectives. We may seek additional sources of capital, including an offering of our equity securities, an offering of debt securities or obtaining financing through a bank or other entity. This may not be available on a timely basis, in sufficient amounts, or on terms acceptable to us. Our inability to raise equity capital or borrow funds may have a material adverse effect on our financial condition and future prospects. Additionally, to the extent that additional funding becomes available, both debt and equity financing involve various risks. Debt financing may require us to pay significant amounts of interest and principal payments, reducing the resources available to us to expand our existing businesses. Further, some types of equity financing may be highly dilutive to our stockholders' interest in our assets and earnings. Any debt financing or other financing of securities senior to common stock will likely include financial and other covenants that will restrict our flexibility.

The application of laws and regulations from jurisdictions whose laws do not currently apply to our business or the application of existing laws to the Internet and to other online services could have a material adverse effect on us.

We are not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally, and laws or regulations directly applicable to access to online commerce. However, due to the increasing popularity and use of the Internet and other online services, it is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, pricing, content, copyrights, distribution, and characteristics and quality of products and services. Furthermore, the growth and development of the market for online commerce may prompt more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The adoption of any additional laws or regulations may decrease the growth of the Internet or other online services, which could, in turn, decrease the demand for our products and services and increase our cost of doing business, or otherwise have an adverse effect on us. Moreover, the applicability to the Internet and other online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes and personal privacy is uncertain and may take years to resolve. In addition, as our products are available over the Internet in multiple states and foreign countries, and as we sell to numerous consumers residing in such states and foreign countries, such jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each such state and foreign country. Failure by us to qualify as a foreign corporation in a jurisdiction, where it is required to do so, could subject us to taxes and penalties for such failure to qualify. Any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and to the Internet and other online services could have a material adverse effect on us.

USE OF PROCEEDS OF PREVIOUS OFFERING

The selling stockholders are selling shares of common stock covered by this registration statement for their own account. We will not receive any proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

DIVIDEND POLICY

We have not paid any cash dividends on our common stock and we currently intend to retain any future earnings to fund the development and growth of our business. Any future determination to pay dividends on our common stock will depend upon our results of operations, financial condition and capital requirements, applicable restrictions under any credit facilities or other contractual arrangements and such other factors deemed relevant by our Board of Directors.

DETERMINATION OF SHARE PRICE

Since our shares are not listed or quoted on any exchange or quotation system, the share price of the shares of common stock was determined by the offering price in our previous private placement completed in November of 2006. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the Over The Counter Bulletin Board (OTCBB) when the filing of this prospectus is cleared of comments and deemed “effective.”  In order to be quoted on the Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There is no assurance that our common stock will trade at market prices in excess of the initial public offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the common stock, investor perception of us and general economic and market conditions.

DILUTION

The securities to be sold by the selling shareholders are shares of the Company’s common stock that are currently issued and outstanding. Accordingly, there will be no dilution to existing shareholders for the sale of the shares to be registered under this prospectus.

CAPITALIZATION

The following table summarizes our capitalization at September 30, 2007. The information in the table should be read in conjunction with the combined financial statements and notes presented elsewhere in this prospectus.

Actual

Long-term obligations [including/less] current portion	$ 1,075,728

Stockholder’s equity: Common Stock & .001 par value; Authorized 50,000,000 shares; Issued and outstanding shares 15,012,500;	15,013

Preferred stock $.001 par value; Authorized 5,000,000 shares; No shares issued and outstanding;	0

Additional Paid in capital	6,679,201

Deficit	(9,266,740)

Net Shareholder’ equity (deficiency)	(1,439,504)

Total Capitalization (deficiency)	(363,776)

________________________________________________________________

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of November 20, 2006 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

PREVIOUS OFFERING

A Rule 506 4(2) private placement offering was completed on November 17, 2006, in which 25 shareholders purchased 12,500 shares of the Company’s shares for $2.00 per share for a total of $25,000. These shares are being registered in this prospectus.

REGISTERING STOCKHOLDERS

We are registering 12,500 of the shares, which are owned by our stockholders. We will not receive any of the proceeds from sales of shares offered under this prospectus by the selling shareholders. All costs, expenses and fees in connection with the registration of the selling stockholders' shares will be borne by us. All brokerage commissions, if any, attributable to the sale of shares in the aftermarket (if any develops) by selling stockholders will be borne by selling stockholders. The table below sets forth the name of each person who is offering for resale shares of common stock covered by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold under this Registration Statement. The shares of common stock being offered in this prospectus were issued in a private placement transaction by us, which were exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4 (2) of the Securities Act. Because the selling shareholders may offer all, some, or none of their shares of our common stock, we cannot provide a definitive estimate of the number of shares that the selling shareholders will hold after this offering.

	Common Shares Owned Before Sale(1)				Common Shares Owned After Sale

			Common Shares Owned Before Sale(1)		Common Shares Owned After Sale

Selling Shareholder	Held Outright	Warrants/ Options	Amount	% of Class	Amount	% of Class
James Black 255 Shore Drive. #11 Highlands, NJ 07732	-	-	500	0.000033	-	-
Sonya Dynaburg 2 Deepwater Circle Manalapan, NJ 07726	-	-	500	0.000033	-	-
Jeffrey English/ Cynthia English* 11 East Lincoln Ave. Atlantic Highlands, NJ 07716	-	-	1,000	0.000066
Andrea Marin 71 Florence Ave. Leonardo, NJ 07737	-	-	500	0.000033

Jerome Mason 31 Sleepy Hollow Dr. Red Bank, NJ 07701	-	-	500	0.000033	-	-
Maya Melamed/ Yakov Melamed* 2 Deepwater Circle Manalapan, NJ 07726	-	-	1,000	0.000066
David Mitnitsky/ Larissa Mitnitsky* 2151 South Ocean Dr. Hollywood, Florida 31506	-	-	1,000	0.000066
Yulia Mitnitsky 2151 South Ocean Dr. Hollywood, Florida 31506	-	-	500	0.000033
Margarita Narod/ Alex Narod* 66 Dortmunder Dr. Manalapan, NJ 07726	-	-	1,000	0.000066	-	-
Rimma Naroditsky 66 Dortmunder Dr. Manalapan, NJ 07726	-	-	500	0.000033	-	-
Leah Spiegel/ Gershon Spiegel* 44 Whispering Pines Lane. Lakewood, NJ 08701	-	-	1,000	0.000066

Dini Spiegel/ Ari Spiegel* 44 Whispering Pines Lane. Lakewood, NJ 08701	-	-	1,000	0.000066	-	-

	Common Shares Owned Before Sale(1)				Common Shares Owned After Sale

			Common Shares Owned Before Sale(1)		Common Shares Owned After Sale

Selling Shareholder	Held Outright	Warrants/ Options	Amount	% of Class	Amount	% of Class
Malkie Spiegel/ Shmuel Spiegel* 44 Whispering Pines Lane. Lakewood, NJ 08701	-	-	1,000	0.000066	-	-
Susan Troster/ John A. Troster(2)* 22 Claridge Drive Middletown, NJ 07748	-	-	1,000	0.000066	-	-
Matthew Troster 2 Lawrie Road Atlantic Highlands, NJ 00716	-	-	500	0.000033	-	-
John C. Troster 22 Claridge Drive Middletown, NJ 07748	-	-	500	0.000033	-	-
Jamie Troster 2 Lawrie Road Atlantic Highlands, NJ 00716	-	-	500	0.000033	-	-

Total			12,500	0.000825

(1)

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Each selling shareholder’s percentage of ownership in the above table is based upon 15,012,500 shares of common stock outstanding as of September 30, 2007.

(2)

                John Troster is an owner of Olde Monmouth Stock Transfer Company of Atlantic Highlands, New Jersey. Olde Monmouth is the transfer agent for Estore of N.Y, Inc. Matthew Troster is John Troster’s son.

* Pursuant to Rule 13d, the ownership interests for these married couples have been aggregated even though they invested separately under separate subscriptions.

To our knowledge, none of the selling shareholders or their beneficial owners:

-	Has had a material relationship with us other than as a shareholder at any time within the past three years; or
-	Has ever been one of our officers or directors or an officer or director of our predecessors or affiliates; or
-	Are broker-dealers or affiliated with broker-dealers.

PLAN OF DISTRIBUTION

Shares to be sold by us.

There is currently no market for any of the company’s securities. We cannot give any assurance that the shares offered will have a market value, or that they can be resold at the offered price if and when an active secondary market might develop, or that a public market for our securities may not be sustained even if developed.

We are registering the securities covered by this prospectus on behalf of the Selling Stockholders. Each selling shareholder is free to offer and sell his or her shares of our common stock at such times, in such manner and at such prices as he or she may determine. The Selling Stockholders have advised us that the sale or distribution of our common stock, owned by the selling shareholders, may affect transactions in the over-the-counter market (including block transactions), negotiated transactions, the settlement of short sales of our common stock, or combinations of such methods of sale.

Selling stockholders will sell the common stock at the fixed price of $2.00 until our securities are quoted on the OTC Bulletin Board, or other specified market, and thereafter at prevailing market process or privately negotiated prices. Such transactions may or may not involve brokers or dealers. None of the Selling Stockholders are underwriters, registered broker/dealers or affiliates of such persons. The Selling Stockholders have advised us that they have not entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. The Selling Stockholders do not have an underwriter or coordinating broker acting in connection with the proposed sale of their common stock. The Selling Stockholders may sell their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders. They may also receive compensation from the purchasers of our common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

Selling Stockholders and any broker-dealer that acts in connection with the sale of shares of our common stock hereunder may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. Any commissions received by such broker-dealers and any profit on the resale of the shares of our common stock sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of our common stock against certain liabilities, including liabilities arising under the Securities Act. Because each of Selling Stockholders may be deemed to be an "underwriter" within the meaning of Section 2(a)(11) of the Securities Act, the Selling Stockholders will be subject to prospectus delivery requirements of the Securities Act.

We have informed the Selling Stockholders that the anti-manipulation rules of the Commission, including Regulation M promulgated under the Securities Exchange Act of 1934 will apply to our sales in the market, and we have informed the other Selling Stockholders that these anti-manipulation rules may apply to their sales in the market. Regulation M may limit the timing of purchases and sales of any of the shares of our common stock by the Selling Stockholders and any other person distributing our common stock. The anti-manipulation rules under the Securities Exchange Act of 1934 may apply to sales of shares of our common stock in the market and to the activities of the Selling Stockholders and their affiliates. Furthermore, Regulation M of the Securities Exchange Act may restrict the ability of any person engaged in the distribution of shares of our common stock to engage in market-making activities with respect to the particular shares of common stock being distributed for a period of up to five business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock. Rules 101 and 102 of Regulation M under the Securities Exchange Act of 1934, among other things, generally prohibit certain participants in a distribution from bidding for or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 104 of Regulation M governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.

The Selling Stockholders will pay all commissions, transfer taxes and other expenses associated with their sales.

The Company will pay its own legal and accounting fees and other expenses incurred in connection with the Prospectus. Upon the effective date that the securities would be allowed to be sold, we anticipate a market maker(s) to apply with the NASD for trading purposes and submit a form 15c-211.

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was determined by the price shares were sold to our shareholders in a private placement undertaken by us in November 2006 at $2.00 per share.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings, which arise, in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse affect on our business, financial condition and/or operating results.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following tables set forth the ownership, as of November 30, 2007, of our common stock (a) by each person known by us to be the beneficial owner of more than five percent (5%) of our outstanding common stock, and (b) by each of our directors, by all executive officers and our directors as a group. To the best of our knowledge, all persons named have sole voting and investment power with respect to such shares, except as otherwise noted. There are no shares that a beneficial owner has a right to acquire within 60 days.

(a)  Security Ownership of Certain Beneficial Owners.

The following table sets forth the security and beneficial ownership for each class of our equity securities and for any person who is known to the beneficial owners of more than five percent (5%) of our outstanding common stock.

Title of Class	Name and Address	Number of Shares	Nature of Ownership	Current % Owned

Common	Eric Khteeb 1845 Coney Island Ave., Brooklyn, New York 11230	10,900,000	Record	72.06%

Common	Global Consulting(1) Enterprises, Inc. 100 W. 58th Street New York, NY 10019	3,750,000	Record	24.98%

__________________________

 (1) David Khteeb is the owner and has the ultimate voting and investment control of Global Consulting Enterprises, Inc. David Khteeb is the father of Eric Khteeb.

(b) Security Ownership of Officers and Directors.

The following table sets forth the ownership for each class of our equity securities owned beneficially and of record by all directors and officers.

Title of Class	Name and Address	Number of Shares	Nature of Ownership	Current % Owned

Common	Eric Khteeb 1845 Coney Island Ave., Brooklyn, New York 11230	10,900,000	Record	72.06%

Common	Directors and Officers as a Group	10,900,000	Record	72.06%

*As of December 31, 2006, there were no shares which a beneficial owner has the right to acquire within 60 days

Changes in Control

There are currently no arrangements, which would result in a change in control.

MANAGEMENT

The following table sets forth the name, age and position of each of our directors, executive officers and significant employees as of November 30, 2007.  Except as noted below each director will hold office until the next annual meeting of our stockholders or until his or her successor has been elected and qualified. Our executive officers are appointed by, and serve at the discretion of the Board of Directors.

Name	Age	Position

Eric Khteeb	27	President and Director

Michael Hovell	28	Chief Financial Officer, and Director

Eric Khteeb, President and Director

For the last five years, Mr. Khteeb has acted as the president and director of Estore New York, Inc. As the president of the Company, Mr. Khteeb has put much of his efforts in marketing and sales. Further, Mr. Khteeb coordinates with Mr. Cohen in managing inventory control, shipments of products, vendor relations and customer service.

Michael Hovell, Secretary, Chief Financial Officer and Director

As of this year, Mr. Hovell has acted as the chief financial officer and director of Estore New York, Inc. Mr. Hovell’s roles at the Company are managing accounting, internal controls and all areas related to being a Chief Financial Officer. He also assists in the entire marketing process of the Company. He coordinates with Mr. Khteeb in managing inventory control, shipment of products, vendor relations and customer service.

In addition to the above two named directors and officers, we intend to recruit and appoint additional directors and officers as needed who have the requisite complement of skills to successfully implement the business plans of our Company. The term of office of each director is one-year or until his or her successor is elected at the annual meeting of our Company and qualified. The term of office for each officer of the Company is at the pleasure of the board of directors.

GLOBAL CONSULTING ENTERPRISES, INC.

On October 2, 2006, the Company entered into a consulting agreement with Global Consulting Enterprises, Inc., a New York corporation (“Global”). The shareholders of Global Consulting are also shareholders of the Company. For compensation of $48,000 and 3,750,000 shares of common stock, Global shall make recommendations to the Company as to the capital structure of the Company as Global deems necessary or appropriate to effectuate the various financings and other transactions contemplated by the agreement. The term of this agreement commenced in October 2006 and continues until June 1, 2008 unless terminated by both parties. There are no employment agreements or related party transactions.

In addition to consulting, Global has assisted the company in various advertising strategies. If the Company obtains a listing on Nasdaq prior to May 31, 2008, Global shall retain the remaining 3,487,500 shares. If the Company does not get listed on Nasdaq by that time, then the Company can “call” the 3,487,500 shares or extend the terms to Global.

DESCRIPTION OF SECURITIES

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Certificate of Incorporation, with amendments, all of which have been filed as exhibits to our registration statement of which this prospectus is a part.

CAPITAL STRUCTURE

Our capital stock consists of 50,000,000 shares of capital stock, par value $.001 per share, of which 45,000,000 shares are common stock and 5,000,000 shares are preferred stock that may be issued in one or more series at the discretion of the board of directors. As of the date hereof, 15,012,500 shares of common stock and no shares of preferred stock are issued and outstanding. There are no provisions in our Charter or by-laws that would delay, defer or prevent a change of control.

On October 2, 2006, the Company entered into a financial consulting agreement with Global Consulting Enterprises, Inc., a New York corporation (“Global”).  In consideration for this agreement and for past services, the Company paid an aggregate of $48,000 and issued an aggregate of 262,500 shares of common stock valued at $ 2.00 per share or $ 525,000. The Company issued an additional 3,487,500 shares of common stock which will vest based upon the Company’s listing on the NASDAQ Exchange by May 31, 2008. Failure to achieve this goal by this date will enable the Company to rescind the issuance of the 3,487,500 shares of common stock. The shareholders of Global Consulting are also shareholders of the Company. For consideration of $48,000 and 3,750,000 shares of common stock, Global shall make recommendations to the Company as to the capital structure of the Company as Global deems necessary or appropriate to effectuate the various financings and other transactions contemplated by the agreement.  The term of this agreement commenced in October 2006 and continues until June 1, 2008, unless terminated by both parties. There are no other employment agreements nor are there any related party transactions. In addition to consulting, Global has assisted the company in various advertising strategies. If the Company obtains a listing on Nasdaq prior to May 31, 2008, then Global shall retain the remaining 3,487,500 shares. If the Company does not get listed on Nasdaq by that time, then the Company can “call” the 3,487,500 shares or extend the terms to Global. David Khteeb is President of Global and is the father of Eric Khteeb, President and Director for the Company (See Note "C" to the Financial Statements).

COMMON STOCK

We are authorized to issue 50,000,000 shares of common stock, $.001 par value per share, of which 15,012,500 shares are issued and outstanding as of the date of the prospectus. Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders.

Holders of our Common Stock:

1.

Have equal ratable rights to dividends from funds legally available therefore, if declared by our board of directors;

2.

Are entitled to share ratably in all of our assets available for distribution to holders of common stock upon our liquidation, dissolution or winding up;

3.

Do not have preemptive, subscription or conversion rights, or redemption or sinking fund provisions; and

4.

Are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of our stockholders. Cumulative voting for the election of directors is not provided for in our Certificate of Incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

Preferred Stock. We may, subject to limitations prescribed by New York law:

1.

Provide for the issuance of up to 5,000,000 shares of our preferred stock in one or more series;

2.

Establish from time to time the number of shares to be included in each such series;

3.

Fix the rights, preferences and privileges of the shares of each wholly un-issued series and any qualifications, limitations or restrictions thereon; and

4.

Increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the stockholders.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. We have no current plans to issue any shares of preferred stock.

Reports to Stockholders

We intend to furnish our stockholders with annual reports containing audited financial statements as soon as practicable after the end of each fiscal year. Our fiscal year ends on December 31.

Transfer Agent

We have retained Olde Monmouth Stock Transfer Co., Inc., Atlantic Highlands, New Jersey, as transfer agent for our shares of common stock.

INTEREST OF NAMED EXPERTS AND COUNSEL

The validity of the shares of common stock, offered hereby as to their being fully paid, legally issued and non-assessable, will be passed upon for us by the Law Offices of Dieterich & Mazarei, LP of Los Angeles, California.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

New York Business Corporation Law, which we refer to as the "NYBCL," permits a provision in the certificate of incorporation of each corporation organized under the NYBCL eliminating or limiting, with some exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for some breaches of fiduciary duty.  Our Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by the NYBCL.  The NYBCL empowers a New York corporation to indemnify, within limits, its officers, directors, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement that they actually and reasonably incur in connection with any suit or proceeding, other than by or on behalf of the corporation, if they acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to a criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. With respect to any action by or on behalf of the corporation, NYBCL permits a corporation to indemnify its officers, directors, employees and agents against expenses (including attorneys' fees) they actually and reasonably incur in connection with the defense or settlement of the action or suit, provided that person meets the standard of conduct described in the preceding paragraph. No indemnification is permitted, however, in respect of any claim where that person has been found liable to the corporation, unless the court in which the action or suit was brought approves the indemnification and determines that the person is fairly and reasonably entitled to be indemnified. As permitted by the NYBCL, our bylaws provide that we are required to indemnify our directors and officers, consultants and employees to the fullest extent permitted by the NYGCL, Subject to certain very limited exceptions, we are required to advance expenses, as incurred, in connection with a legal proceeding to the fullest extent permitted by the NYBCL, subject to certain very limited exceptions. The rights conferred in our bylaws are not exclusive. We will obtain directors' and officers' liability insurance. Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter as been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

BUSINESS OF ESTORE OF N.Y., INC.

History of the Company

Initially, our Company was incorporated as an “S” corporation on February 7, 2002, in New York under the name, Estore of N.Y., Inc. On September 28, 2006, we restated and amended the Certificate of Incorporation to a become a “C” corporation pursuant to a Plan of Share Exchange And Reorganization (the “Plan”) dated September 28, 2006.

Estore is a retail internet based business. We currently advertise our websites on key search and price engines.  Items advertised are actual model numbers for plasma and LCD televisions, as well as audio and home theatre equipment which are sold currently throughout the market. We market plasma televisions, LCD, HDTV televisions and television accessories through our website with the registered domain name www.DrPlasma.com and www.PlasmaHouse.com.  Television accessories include DVD players and home theater systems. The profit margins on accessories are higher than on televisions and many customers want additional items with their purchase.  Less than 1% of our revenues are generated through sale of accessories such as wall brackets, cables, cleaning kits, and various other power surge suppressors.

Customers purchase from us because of our competitive pricing as well as reputation. Our large following brings us repeat business.

The Company uses the internet, email, or the 800 number as its primary means in transacting orders and payments. Customers can handle customer service problems via any of the above methods. Our income comes from revenue from the sale of merchandise over the internet. We generate customers through substantial advertising. Customers come to our website through search engines such as Shopping.com, PriceGrabber.com and NexTag.com, amongst others. Substantial advertising expenditures make up most of the expenses of the Company.

We are an E-Commerce business that provides comparable prices and access to many kinds of merchandise not readily available at typical shopping malls and business communities throughout the United States. A virtual store is intended to be a virtual shopping center, representing different kinds of merchandise on our website, a place where customers can shop from their computers and we can offer merchandise and services for a fraction of the overhead required in a physical mall. A virtual store exists on that portion of the Internet known as the World Wide Web. You get to the store by entering its Web address, called a "universal resource locator”, ("URL"), into a Web browser such as Netscape Navigator. We have registered the Domain Names of www.DrPlasma.com and www.PlasmaHouse.com.

Once a product is selected for purchase, through our “shopping cart”, a form is presented to the customer on the screen with the description and availability of the product, shipping times or any delays, and payment information. Payment methods include:

(a)

Selecting a toll free telephone number to call and place your order;

(b)

E-mail to transmit credit card or electronic funds transfer ("ETF"); or

(c)

Payment through a Secured Electronic Transfer, ("SET"). Whether the customer purchases something or not, before leaving the store, the customer will be asked if they would like to leave their E-mail address and, ideally, some personal information about themselves in order to be notified about any new products as they become available.

The Company does not collect sales tax in any other state other than New York.

Advertising

We are currently searching for other methods to substantially reduce our advertising costs. Advertising costs are predominately incurred on a “cost per click” basis where the Company pays the search engines and vendors a fee for the traffic to the Company’s website(s).

Principle Suppliers

Our strategy depends, in part, upon our ability to offer customers a broad selection of name-brand products and, therefore, we are dependent upon satisfactory and stable supplier relationships. For fiscal year 2006 our three significant suppliers, Barney’s, MAP and Electrograph accounted for approximately 50% (20%, 15% and 15%, respectively) of the merchandise we purchased. We do not have long-term written contracts with our major suppliers that would require them to continue supplying us with merchandise. We have not experienced significant difficulty in maintaining satisfactory sources of supply, and we generally expect that adequate sources of supply will continue to exist for the types of merchandise sold through our website.

Merchandising and Internet/ Direct Commerce

Our retail merchandising and Internet/Direct Commerce businesses compete in the consumer products and specialty retail businesses as well as the electronic commerce industry, all of which are highly competitive. Television sales make up 96% of our revenues. Accessories, such as wall brackets, make up less than 1% of our revenues. Extended warranties make up 3% of our revenues. Substantially less than 1% of our revenues are made up from sales of DVD players and home entertainment centers.

Merchandise	Revenue (%)

Television sales	96%

Accessories	1%

Extended Warranties	3%

Our strategy depends, in part, upon our ability to offer customers a broad selection of name-brand products and, therefore, we are dependent upon satisfactory and stable supplier relationships. For fiscal year 2006 our two largest suppliers, Barney’s, MAP and Electrograph, accounted for 50% (20%, 15% and 15%, respectively) of the merchandise we purchased. We do not have long-term written contracts with our major suppliers that would require them to continue supplying us with merchandise. We have not experienced significant difficulty in maintaining satisfactory sources of supply, and we generally expect that adequate sources of supply will continue to exist for the types of merchandise sold through our website.

As prices change and drop, we consistently purchase items at the latest prices and eliminate the risk of keeping large inventory. Since we have many distribution partners, we are able to purchase through special deals available from particular vendors. It is not uncommon in our industry for a manufacturer to offer specials on particular items to specific distributors. We attempt to consistently purchase every special out in the market, either on the east or west coast, or Midwest. We use our distribution drop shipping method 80% of the time.

Our customer service department is set up to handle various issues related to support and handling complaints such as possible delays in shipment or a lost/damaged shipment. Our customer service phone system is set up for the customers to enter their phone numbers and leave messages for a call back if they do not wish to wait on hold.

The leading competitors of our merchandising business include stores, such as Best Buy or Circuit City, and other Internet sites offering related products such as Amazon.com. We compete on the basis of our content, the quality, uniqueness, price and assortment of our manufacturers, our service to customers and proprietary customer lists developed through direct contact with potential customers.

Competition

We face competition in every area of our existing and proposed businesses from other companies that have Web Sites offering plasma, HDTV and LCD televisions for sale at competitive prices. The competitors are broken down by product segmentation into two key areas:

(1)

Those selling over the internet; and

(2)

Those stores selling at a specific store location on any particular street address.

PriceCostco operates an international network of Price Club and Costco wholesale, membership-only warehouse distribution centers. PriceCostco's warehouses offer one of the country's largest product category selections. PriceCostco is known for carrying top quality national and regional brands, 100 percent guaranteed, at prices consistently below traditional wholesale or retail operations. There are other electronic chain stores that offer similar products such as: P.C. Richards & Sons; Bestbuy.com; CircuitCity.com; Crutchfield.com; Target; TigerDirect.com; Ebay.com, all of which are the online competitors with our Company. All of these online sites sell a vast array of electronics and do not concentrate solely on Plasma/HDTV/LCD television.

We also face competition from competitors that sell their products from physical locations. Despite our capabilities in offering competitive prices for our products, many customers continue to choose physical locations as their shopping venue. Further, most of the online chain stores mentioned above also use physical locations as means of selling their products. Thus, we will continue to face significant competition from such retail stores.

Order Process/ Return Policy

The order process starts with orders coming in daily via the internet, phone and email. Then, our employees process the orders and most orders are processed within one to three days. The order is verified completely to eliminate any potential fraud and confirm the customers’ billing address through our automated AVS (address verification system). Once an order is approved, it immediately gets processed for shipment.

The orders will ship though our vendors and distributors. We use distributors to deliver shipments for us because the merchandise can be shipped immediately to our clients as opposed to waiting for merchandise to arrive at our location, which could result in several days of delay.

With very few exceptions, we honor any return policies immediately for a full credit, refund or replacement of the product. Most manufacturers of the televisions we sell offer their own in-home service or replacement for units that are defective. Such policies significantly limit our expense and responsibility. If a unit is damaged or lost during shipment, our full insurance coverage reimburses us for 100% of the product plus all shipping costs. Further, the Company ships the products from its warehouse when it has to accommodate for customers’ returns.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read together with our selected consolidated financial data and the consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under the section entitled “Risk Factors” and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

We are an e-commerce company focused on providing our customers with a positive shopping experience and a broad selection of high-quality technology and entertainment retail goods at competitive prices. Our easy-to-use websites, located at DrPlasma.com, and PLASMAHOUSE.COM provide detailed product information, real-time data regarding product availability and order status, and access to our 24-hour customer service.  Our online retail store, located at www.DrPlasma.com, offers plasma television and HDTV television and television accessories. We outsource the majority of its operating infrastructure, including distribution and fulfillment functions. First-level customer service and support, credit card processing, and the hosting of our computer system infrastructure and database servers all occur at our office warehouse in Brooklyn, New York.

Since our inception on February 7, 2002, we have focused on developing our technology platform, expanding our distributor and vendor relationships, attracting customers to our website, building our brand and establishing high-quality customer service operations.

We employ a business model that includes outsourcing our distribution and fulfillment operations while maintaining first-level customer support and customer service at our office warehouse facility in Brooklyn, New York. Through this model, we capitalize on the cost efficiencies achieved by our distribution and minimize our operating expenses and capital investment requirements. In addition, distributors in each of our product categories provide us with significant inventories and distribution capabilities, which allow us to offer a broad selection of products with minimal inventory risk.

We review our financial condition and operating performance based on both financial measures and certain non-financial measures. Among the key financial factors upon which management focuses on are growth in net revenues, gross profit dollars, gross margin percentage and adjusted EBITDA. The key non-financial measures which management uses to evaluate performance include the number of cumulative customer accounts, number of new customers added during the period, average order size and number of active customers during the trailing twelve month period. We also review feedback and customer satisfaction ratings compiled by third parties. We believe that maintaining high overall customer satisfaction is critical to our ongoing efforts to promote our website’s branding and to increase our net revenues and number of customers. We actively monitor customer feedback on our website functionality as well as the entire purchase experience and undertake an ongoing customer feedback process to maintain a high level of performance by our customer service associates. If we are unable to meet customer expectations with respect to price or otherwise fail to maintain high overall customer satisfaction, our business and results of operations would be harmed.

The table below sets forth information regarding certain key non-financial and financial measures considered by our management in assessing the company’s operating performance.

	2004	2005	2006

Cumulative customers	8,718	12,730	11,890

New customers	7,843	11,537	10,741

Average order size (unaudited)	$2,737	$2,355	$2,050

We expect that the online retail marketplace will become increasingly price competitive. Our ability to successfully execute our business strategy will require us to meet a number of challenges, particularly our ability to remain price competitive while increasing our gross margins. We must continue to maintain and expand our vendor authorizations, continue to find efficient ways to invest in advertising, maintain or increase our levels of vendor marketing and co-op advertising funds, and continue to increase our customer satisfaction.

Events and Uncertainties that are critical to our business.

 We have had almost five years of operations and, like all businesses, face certain uncertainties, including expenses, difficulties, complications and delays frequently encountered in connection with conducting operations, including capital requirements and management's potential underestimation of ongoing costs.   In 2006, we sold an aggregate of   $22,743,808 of HDTV and Plasma televisions and accessory products as compared to $ 29,972,574 in 2005. This reduction in total sales and reduction in average order size with an almost equal number of customers for each year reflects the continuing trend of sales price reductions as these television sets become more popular.  There is no guarantee that we will be able to generate any continued interest in our products that will result in continued sales in the future.  We may have fewer sales and sustain losses in the future. If we sustain losses we could be forced to curtail our operations and, ultimately, go out of business. Our success depends in large part on our ability to continue to create interest in our websites, products, price, and competitiveness.

As of January 1, 2006, we changed our policy of offering extended warranties through third party insurance companies and recording only the net commission income from the sale of these policies to becoming a self insured provider of extended warranties. As of December 31, 2006, we have derived $1,255,675 in deferred income that will be amortized ratably into income over a 3 to 5 year period after the initial first year manufacturer’s warranty has expired. If a television set requires repair during the extended warranty period, we have access to a broad list of cooperating manufacturer repair centers throughout the United States that will represent us in completing the repair and charge us for the service. It has also been our experience that if a television set is in need of repair after 2 to 3  years, a customer will negotiate a discount on the purchase of a new television set. The technology is advancing so rapidly that the improvements to be found in a television set will entice a customer into seeking a discount on the latest model rather than repairing the old television equipment.

It is our experience that less than 1% of all sales will result in an adjustment to sales.  Our credit card processor maintains a reserve against credit card problems aggregating 1% of sales. Adjustments typically come from television sets failing to work within the first few months, non-delivery of the product through loss or damage during shipping or order cancellation before delivery is completed.  As of December 31, 2006, we changed credit card processors and reduced our reserve to zero while beginning the process of building a new reserve with the new processor.

Seasonality of Business.

We are subject to some seasonal fluctuations in our operating results, where revenues in November through January and other popular shopping holidays are higher because of consumer demand for the purchasing of gifts and needed items for friends and family members specifically associated with these occasions

We were formed in February 2002 and launched our online retail store in November of that year. In October, 2006, we completed a private placement with the sale of 12,500 shares of common stock at $2.00 for an aggregate of $25,000.

Financial Overview

We have incurred minimal profits for the years ending December 31, 2004 and 2005 of $21,442 and $23,983 respectively and a net loss of $ 1,956,223 for the year ended December 31, 2006 and an accumulated deficit of $1,819,246 in losses since inception. As of December 31, 2006 and 2005 we had a working capital deficit of $239,411 and $619,996 respectively. We have relied upon the minimal profits from our business, capital contributions from our stockholders and trade credit extended by our suppliers in order continue operations.

Net Revenues

We derive our revenues principally from the sale of products. We recognize product revenues upon shipment of products and record such revenues net of returns, coupons and other discounts. We also record shipping and handling revenues at the time products are shipped. Our revenues fluctuate from period to period as a result of seasonality as well as continuing price reductions as the technology becomes more accessible, special offers such as free shipping, coupons and other special promotions.

Product sales, net of returns, coupons and other discounts and including shipping and handling revenues, were $22,743,808, $29,972,574 and $23,868,218 for the years ended December 31, 2006, 2005 and 2004, respectively. We believe that the principal factors affecting our product revenues consist of the average order size placed by our customers, the number of orders placed by both existing and new customers, special offers we make available to our customers that result in incremental orders and our ability to attract customers to our website and our aggressive marketing policies including use of the “pay per click” form of website promotion.

Cost of Goods Sold

Cost of goods sold consists primarily of the cost of products sold, which includes the related distribution and fulfillment costs charged by our distributors, including costs of shipping and handling. Cost of goods sold is reduced by vendor and distributor rebates based upon sales or unit volume or promotional programs.

Fulfillment and Customer Support Expenses

Fulfillment and customer support expenses consist of credit card processing fees, customer support and claims expenses, costs associated with our returns center and costs associated with the management of our distributor relationships. These costs are primarily variable and are a function of product revenues.

 Marketing, Merchandising and Sales Expenses

Marketing, merchandising and sales expenses consist of advertising expenses, payroll and overhead associated with our marketing, merchandising and sales personnel. These expenses may fluctuate based upon our advertising programs.  During 2006 we amended our policy from relying upon a “pay per click” form of promoting our website to negotiating with the search engine companies to pay a commission on sales generated through our affiliate program or paying a commission to third parties based upon product sales to customers referred to us from their websites.

Technology and Web Development Expenses

Technology and web development expenses consist primarily of personnel and other expenses associated with developing and enhancing our website, as well as the costs associated with the hosting of our servers and related expenses. These expenses also include fees we pay to third parties for product descriptions and other content that we display on our website.

General and Administrative Expenses

General and administrative expenses consist primarily of payroll and related expenses for executive and administrative personnel, facilities expenses, professional fees, depreciation and other general corporate expenses. Following this offering, we will incur additional general and administrative expenses related to operating as a public company, such as increased legal and accounting expenses, increased executive compensation, personnel and employee benefit costs, investor relations costs, non-employee director costs and higher insurance premiums. We expect that the costs of meeting compliance requirements associated with the transition to, and operation as, a public company, including requirements relating to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 and requirements to changes in corporate governance practices, will be significant.

Critical Accounting Policies and Estimates

    Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of our financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, net revenues and expenses, as well as the disclosure of contingent assets and liabilities.  We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of our assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates, and we include any revisions to our estimates in our results for the period in which the actual amounts become known.

We believe the critical accounting policies described below affect the more significant judgments and estimates used in the preparation of our consolidated financial statements. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of operations.

Revenue Recognition

We adhere to the revised guidelines and principles of sales recognition described in Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition, issued as a revision to SAB No. 101, Revenue Recognition. While the wording of SAB 104 has revised the original SAB 101, the revenue recognition principles of SAB 101 remain largely unchanged by the issuance of SAB 104. Under SAB 104, sales are recognized when the title and risk of loss are passed to the customer, there is persuasive evidence of an arrangement for the sale, delivery has occurred and/or services have been rendered, the sales price is fixed or determinable and collectability is reasonably assured. Under these guidelines, we recognize a majority of our sales, including revenues from product sales and gross outbound shipping and handling charges, upon shipment of product to the customer. For all product sales shipped directly from suppliers to customers, we are the primary obligor in the transaction, and we bear credit and inventory risk for returned products that are not successfully returned to suppliers; therefore, we recognize these revenues at gross sales amounts.

Sales are reported net of estimated returns and allowances and coupon redemptions, all of which are estimated based upon recent historical information such as return and redemption rates. Management also considers any other current information and trends in making such estimates. Our coupon redemptions are based upon the quantity of eligible orders transacted during the period and the estimated redemption rate, using historical experience rates for similar products or coupon amounts. Estimated redemption rates and the related coupon expense and liability are regularly adjusted as actual coupon redemptions for the program are processed. If actual sales returns, allowances, discounts and coupon redemptions are greater than estimated by management, additional expense may be incurred.

Allowance for Doubtful Accounts Receivable

We maintain a cash reserve representing approximately 1% of our sales with our credit card processor. The amount being held by our credit card processor is reflected as a security deposit. Our accounts receivable represents amounts due from credit card charges, which are typically paid in one to three days, and does not require a reserve.

Impairment of Long-Lived Assets

We assess the recoverability of our long-lived assets on an annual basis or whenever adverse events or changes in circumstances or business climate indicate that expected undiscounted future cash flows related to such long-lived assets may not be sufficient to support the net book value of such assets. Such a triggering event could include a significant decrease in the market value of an asset, a significant change in the extent or manner in which an asset is used, or a significant physical change in an asset. If undiscounted cash flows are not sufficient to support the recorded assets, impairment is recognized to reduce the carrying value of the long-lived asset to the estimated fair value. Estimated fair value is determined by discounting the future expected cash flows using a current discount rate in effect at the time of impairment. Cash flow projections, although subject to a degree of uncertainty, are based on trends of historical performance and management’s estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions. Additionally, in conjunction with the review for impairment, the remaining estimated lives of certain of our long-lived assets are assessed.

Warranty Program

Beginning with January 1, 2006, the Company assumed the responsibility for being the primary obligor in offering our own extended warranty program for our products sold. We recognize revenues from warranty sales ratably over the term of the extended warranty policy, which usually ranges from one to 36 months beyond the manufacturers initial product warranty of typically 1 year. As of December 31, 2006, the Company had deferred its entire revenue from the sales of warranty policies since the first year of warranty coverage is provided by the manufacturers. As of December 31, 2006, the Company only offered one warranty program granting coverage for 3 addition years over and above the manufacturer’s warranty. We do not offer our employees any commissions for the sale of these warranty programs. This change, from selling another company’s warranty program to the adoption of our program will not cause us to have any residual liability for the performance of previous warranty programs sold from other vendors.

Results of Operations

The following table sets forth selected statement of operations data for the periods indicated.

ESTORE OF N.Y., INC.

 STATEMENTS OF OPERATIONS

For the years ended December 31,
Revenue	2006	2005	2004

Revenue	$ 22,743,808	$ 29,972,574	$ 23,868,218

Cost of goods sold	20,729,833	25,958,566	21,338,128

Gross profit	2,013,975	4,014,008	2,530,090

Operating Expenses
Salaries and payroll cost	510,490	624,265	509,983
Selling, general and administrative	3,437,312	3,346,886	1,963,047

Depreciation	17,179	17,179	29,679

Total operating expenses	3,964,981	3,988,330	2,502,709

Net income from operations	(1,951,006)	25,678	27,381

Other income and expenses
Interest expense	5,217	1,695	5,939

Net income (loss)	$ (1,956,223)	$ 23,983	$ 21,442

Net earnings per share from continuing operations:
Basic and diluted	$ (.16)	$ 0.00	$ 0.00
Weighted average number of shares outstanding:
Basic and diluted	12,189,583	11,250,000	11,250,000

STATEMENT OF OPERATIONS

(Unaudited)

For the nine months ended September 30,
2007	2006 Restated

Revenue	$ 2,265,703	$ 19,450,196

Cost of goods sold	1,798,415	17,835,123

Gross profit	467,288	1,615,073

Operating Expenses
Salaries and payroll cost	121,482	371,152
Selling, general and administrative	300,816	1,998,540
Depreciation	12,885	13,929

Total operating expenses	435,183	2,383,621

Net income (loss) from operations	32,105	(768,548)

Other income and expenses
Interest expense	1,215	2,701

Net income before provision for income taxes	30,890	(771,249)

Provision for income taxes	4,634	0
Net income (loss)	$ 26,256	$ (771,249)

Net earnings (loss) per share from continuing operations:
Basic and diluted	$ .00	$ (.07)
Weighted average number of shares outstanding:
Basic and diluted	15,012,500	11,250,000

Nine months ended September  30, 2007 Compared to Nine  months Ended September  30, 2006

Net Revenues

Net revenues decreased $ 17,184,493 to $ 2,265,703 for the nine months ended September  30, 2007 from $ 19,450,196 for the period ended September 30, 2006.   The change in net revenue is the result of a drastic cut in the Company’s advertising expenditures as compared with the previous advertising budget in an effort retain earnings and the costs that were associated with the Company’s shift from “Pay Per Click” concept to the “Pay Per Sale” concept.   Revenue for the nine months ended September 30, 2007 includes an aggregate of $179,947 earned warranty income resulting from the amortization of deferred revenue. The number of audio and television digital units sold decreased by 3,416 to 2,397 for the nine months ended September 30, 2007 as compared to 10,247 for the nine months ended September 30, 2006.  We believe this reduction to be attributable largely to the Company’s lessened advertising efforts.   The average retail ticket sale also was reduced by $1,040 to $945 during the nine months ended September 30, 2007 as compared to an average retail ticket price of $1,985 for the nine months ended September 30, 2006.  A reduction of approximately $1,040 per sale or 52.4%. We believe this reduction in the average sales price for large ticket audio and television digital equipment is temporary. We believe that the industry is preparing itself for further improved audio and video technologies that will be coming available during the second half of 2007.    Despite signs of a decline in the economy, semi-luxury items such as plasma and LCD TVs are largely unaffected by such events.  Furthermore, because the planned release of new technologies, specifically the anticipated OLED System Technology, will create a demand for new products.   We believe that this nine month period  represented an opportunity by other distributors and retailers to clear their inventories and retail channels in preparation for the latest technologies that are forthcoming.  As such, we concentrated on improving and changing our marketing strategy to first: reducing our adverting from approximately $1,315,289 for the nine months ended September 30, 2006 to approximately $118,198 for the nine months ended September 30, 2007. Second: we are in the process of changing our marketing strategy from a “Pay Per Click” concept to a “Pay Per sale” concept.  This strategic decision was made to lower our average cost per acquisition or unit order.   Third: we have concentrated our sales effort to select only those items for sale that were not included in the industries efforts to price slash and reduce inventory.  As a result we also reduced our sales and other administrative costs. Operating expenses decreased $1,948,438 to $435,183 for the nine months ended September 30, 2007 as compared to $2,383,621 for the nine months ended September 30, 2006. Our net profits from operations for the nine months ended September 30, 2007 were up an aggregate of $ 800,653 to a profit  of $32,105 from a loss of $ 768,548 for the nine months ended September 30, 2006.

Gross Profit

Gross profit consists of net revenues less cost of goods sold. Our gross profit decreased by $ 1,147,785 to $467,288 for the nine  months ended September 30, 2007 from $ 1,615,073 for the period ended September 30, 2006. This reduction in gross profit of $ 1,147,785 was the result of in our marketing strategy as detailed in our reasons for our decreased revenues outlined above. Our gross profit in dollars adjusted by an aggregate of $179,947 of earned warranty income is $287,341 as compared to our revenue of $2,085,756 net of earned warranty income yielding a  gross profit percentage by 1.8% to 13.8% for the nine months ended September 30, 2007 as compared to 15.6% for the nine moths ended September 30, 2006. This decrease in our sales and gross profit percentage is the direct result of selectively choosing items for sale that were not included by our competitors in their efforts to cut retail prices with the goal of reducing their inventories and clearing their distribution channels.

See "Note G" in the Notes to the Financial Statements

Salaries and payroll costs

Fulfillment and customer support expenses by our staff decreased to $ 121,482 in the nine months ended September 30, 2007 from $ 371,152 for the period ended September 30, 2006. This was due to less volume and reduced staff.

Selling, general and administrative expenses

Selling, general and administrative expenses for the nine months ending September 30, 2007 were $300,816 as compared to $ 1,998,540 for the period ending September 30, 2006. The decrease of $1,697,724 is essentially the result of advertising and other overhead reduction due to the Company concentrating on less volume.

Net income from operations

The net profit from operations for the nine months ending September 30, 2007 was $ 32,105 as compared to a net loss of $ 768,548  for the period ending September 30, 2006. This increase of $ 800,653 was caused mainly by the reduction in advertising of TV sales, consulting fees, and the Company concentrating on its profit margin.

Years Ended December 31, 2006 Compared to Year Ended December 31, 2005

Net Revenues

Net revenues decreased from $7,228,766 to $22,743,808 (11,095 units) for the year ended December 31, 2006 from $29,972,574 (12,727 units) for the year ended December 31, 2005. This decrease in revenues representing $7,228,766 was the result of decreases in retail prices as the technology became more available and the influence of greater competition from brick and mortar retail stores who were trying to move inventory at greater discounts at year end to make room for newer models at further reduced retail prices coming available as of the first of 2007. The reduction in income also includes the reduction in the revenue from the sale of warranties from third party providers. For the year ended December 31, 2005, revenues from the sale of warranties were approximately $1,498,500. From this, we would have earned a commission of approximately $750,000. The approximate $750,000 in warranty fees due third party providers would be a component of cost of good sold. As of January 1, 2006 we amended our warranty program to self under write warranty expense by offering our own warranty policy on audio and television digital units. For the year ended December 31, 2006, income from the sale of warranties was $1,255,675. This amount becomes earned starting from the expiration of the manufacturers’ one-year warranty and with amortization into income beginning with the first quarter 2007.

For the fourth quarter of 2006, our revenues decreased  by approximately $4,750,708 to $3,892,110 for the fourth quarter ended December 31, 2006 as compared to an approximate $8,642,818 for the fourth quarter ended December 31, 2005.  This decrease in revenues of approximately 28.2% was due to lower then expected sales for the fourth quarter 2006 as compared to the fourth quarter 2005 is a reflection of 1) significantly reduced retail prices of the audio and television digital sets as they become more readily available 2) reduced retail prices were also a reflection of other distributors and retails to simply use this Christmas season to clean out their warehouses and make room for newer cheaper models being imported into this country 3) reduced retail sales were required by us to sell at more competitive prices reducing our mark up against the larger brick and mortal retail chains who also competed with us through e-commerce 4) adjust our sales mix to exclude from selling  products that will not afford us a gross profit of at least 15% to 20% or higher. Our marketing strategy will also include an emphasis on increasing our average  sales invoice to a customer by emphasizing the purchasing of accessories to the products purchased.

We do expect that there will be a temporary trend towards cheaper pricing of digital equipment currently filling the shelves of distributors and retailers through the third quarter of 2007.  With  over-filled channels of distribution and as   distributors and retailers slash prices to reduce their inventories, we do see a need to amend our marketing strategy to include first: be more selective in our merchandise offerings to choose items that are being overlooked for price slashing by our competition and to selectively choose items that represent the latest in technology which would normally command a higher retail price and greater gross profit; second: change our advertising strategy from “Pay per Click” to Pay per Sale” internet advertising .  We do feel that we have secured our niche in the market place and have established enough creditability with our suppliers and future suppliers to sell to us at attractive and competitive prices. Our ability to compete consists of essentially three components a) our competitive pricing b) our ability to use the World Wide Web to effectively reach potential customers and market to them and c) to continue to build strong credibility and relationships with present customers to continue to earn their repeat business and word of mouth referrals to new customers.

Gross Profit

Gross profit consists of net revenues less cost of goods sold. Our gross profit decreased to $2,013,975 for the year ended December 31, 2006 from $4,014,008 for the year ended December 31, 2005. This reduction in gross profit was the result of reduced sales from changes in industry wide pricing structure and the deferred revenues from the sale of our self underwritten extended warranty policies.

Salaries and payroll costs

Fulfillment and customer support expenses by our staff decreased to $510,490 in fiscal year December 31, 2006 from $624,265 for the year ended December 31, 2005. This was due to internal efficiency and the reduction in staff by 3 people from a total of 8 people down to 5 and their related payroll and fringe benefit expenses as sales volume was reduced. The number of staff is continually monitored is adjusted and is effected by the volume of telephone sales and customer service calls and the handling of email orders and customer service requests from our website.

Selling, general and administrative expenses

Selling, general and administrative expenses for the year ending December 31, 2006 were $3,437,312 as compared to $ 3,346,886 for the period ending December 31, 2005. The increase of $90,426 is essentially the result of an increases in credit card processing fees aggregating $34,000, freight and postage decreased by $190,897 a decrease in advertising and promotional expenses for the period aggregating $322,091, an increase in consulting expense of $525,000, an increase in automotive expense of $8,887 and a increase in office and related expenses by $12,473. For the years ending December 31,2006 and 2005 expenses relating to a form of advertising termed “pay per click” aggregated $1,700,892 and $2,022,983, respectively.  This reduction of $322,091 is the result of amending our agreements with various Internet Search Engine companies during 2006 to pay them a commission based upon completed sales rather than being charged for each potential customer who happens to enter our website through that search engine company and leaves without purchasing anything.

The increase in consulting expenses aggregating $525,000 was due to the issuance of 262,500 shares of common stock to Global Consulting Enterprises at $2.00 per share. These shares were issued in consideration for past services and a financial and marketing consulting agreement entered into on October 2, 2006.  The Company entered into a financial consulting agreement with Global Consulting Enterprises, Inc., a New York corporation (“Global”). In consideration for this agreement and for past services, the Company paid an aggregate of $48,000 and issued an aggregate of 262,500 shares of common stock valued at $2.00 per share or $525,000.

Net Profit

Net profit (loss) from operations for the year ending December 31, 2006 was $(1,956,223) as compared to a net profit of $23,983 for the period ending December 31, 2005.

This reduction in net profit by $1,979,206  was the result of reduced sales from changes in industry wide pricing structure and the deferred revenues from the sale of our self underwritten extended warranty policies.

Years Ended December 31, 2005 Compared to Year Ended December 31, 2004

Net Revenues

Net revenues increased to $29,972,574 for the year ended December 31, 2005 from $23,868,218 for the year ended December 31, 2004. The number of units sold represented 12,727 in 2005 as compared to 8,720 for the year 2004.  For the Product sales, net of returns, increased $6,104,356 due to greater product availability, competitive pricing of our products and the expansion of our aggressive marketing policies including the “pay per click” form of website promotion, free shipping offers, promotional programs and other merchandising efforts.  Management attributes this increase to greater volume from advertising. For the years ending December 31, 2005 and 2004, expenses relating to a form of advertising termed “pay per click” aggregated $2,022,983 and $1,163,289 respectively.

Gross Profit

The gross profit for the year ended December 31, 2005 was $ 4,014,008 as compared to $2,530,090 for the period ending December 31, 2004.  Management attributes this increase in gross profit to an 860% increase in sales aggregating $6,104,356 during this period and a dramatic increase of $707,694 in our reliance upon the “pay per click” form of advertising. This increase in gross profit was primarily the result of increased product sales. Gross margin increased to 13.3% for the year ended December 31, 2005 from to 10.6% for the year ended December 31, 2004. This increase in gross margin was due primarily to higher product margins resulting from our decision to decrease to price our products more competitively in an effort to attract more customers and increase revenues.

Salaries and Payroll costs

Fulfillment and customer support expenses increased from $509,983 for the year ended December 31, 2004 to $624,265 for the year ended December 31, 2005.  Fulfillment and customer support payroll expenses as a percentage of net revenues remained essentially unchanged at 2.1% for the year ended December 31, 2004 and 2005.

    Selling, General and Administrative Expenses

Selling, general and administrative expenses for the year ending December 31, 2005 were $3,346,886 as compared to $ 1,963,047 for the period ending December 31, 2004. The increase of $1,383,839 is essentially the result of an increase in advertising expenses for the period.  Essentially, promotion and advertising increased by $859,694, credit card commissions increased $181,755 along with an increase of $310,486 in freight and delivery charges. As a percentage of sales, credit card commissions represented 1.3% of revenues for the year ended December 31, 2005 and 1.8% of revenues for the year ended December 31, 2004. Freight, delivery and postage represented .3% for the year ended December 31, 2005 as compared to .5% for the year ended December 31, 2004. Promotional and advertising expenses represented 4.4% of revenues for the year ended December 31, 2005 as compared to 4.8% for the year ended December 31, 2004. The decrease in these expenses as percentages of revenues is the result of discounts available through increased volume of business. We expect general and administrative expenses to increase in absolute dollars as we expand our sales, increase our staff and incur additional costs related to the growth of our business and operations and compliance requirements associated with being a public company.

Net Income from Operations

Net profit for the year ending December 31, 2005 was $ $23,983 as compared to a net profit of $21,442 for the period ending December 31, 2004. The net profit remained essentially flat as a result of the increases in promotion and advertising and related expenses eroded the profits from increased revenues.

Net Operating Losses and Tax Credit Carryforwards

As of December 31, 2006, we had federal and state tax net operating loss carryforwards of approximately $ 1,184,974 and will expire in 2018.  Under the provisions of Section 382 of the Internal Revenue Code, substantial changes in our ownership may limit the amount of tax net operating loss carryforwards that can be utilized annually in the future to offset taxable income. A valuation allowance has been established to reserve the potential benefits of these tax net operating carryforwards in our consolidated financial statements to reflect the uncertainty of future taxable income required to utilize available tax net operating loss carryforwards and other deferred tax assets.

Liquidity and Capital Resources

Since 2004, we have financed our operations with capital contributions aggregating $200,000, minimal profits for the years ending December 31, 2006 and 2005 of $23,983 and $21,442 respectively, through the sale of 12,500 shares of common stock at $2.00 per share aggregating $25,000, cash from sale extended warranties aggregating $1,255,675 on the television sets and trade payables of $591,191.  As of December 31, 2006, the $25,000 was being held by Global Consulting Enterprises, Inc., a New York corporation (“Global”) pending distribution to the Company. Subsequent to the date of the financial statements, this amount was transferred to our corporate checking account.

We had unrestricted cash totaling  $15,002 at September 30, 2007. We had no security deposits as of September 30, 2007 with our credit card processor. We do have a line of credit with our financial institution of $ 27,939 as of September 30, 2007.

We had unrestricted cash totaling $105,783 at December 31, 2006 and $171,154 at December 31, 2005. We had security deposits of $332,664 at December 31, 2005 and $0 at December 31, 2006 with our credit card processor.

We rely on our distribution providers to manage inventory and ship products to our customers, most of whom pay for their purchases by credit card. As a result, we typically receive payment for shipments within one to three business days from the date of shipment. In turn, we typically pay our distributors within three to 30 days after they have shipped our products.

The Company’s net revenues are derived from a large number of direct customers who pay for their purchases using credit cards. The Company uses a single third-party company to process and collect its receipts from these transactions. As of September 30, 2007 and December 31, 2006, amounts due from this processor amounted to $7,395 and $130,979 respectively. The Company also has accounts receivable from its distributors and manufacturers for product rebates, co-

operative advertising and volume discounts. Collateral is not required for these accounts receivable. The Company maintains an allowance for potential credit losses as considered necessary.

The Company had no single customer who accounted for 10% or more of its total revenues for the years ended December 2006, 2005 or 2004.

Working capital was a negative $380,843 as at September 30, 2007 as compared to a negative $239,410 as at December 31, 2006. The decrease in working capital consisted of a decrease in receivables due from our credit card processors by $123,584 to $ 7,395 at September 30, 2007 as compared to $130,979 at December 31, 2006 due to higher product shipments during the last three days of December 2006 and collections compared to the last three days of December 31, 2005. Accounts payable decreased by $166,723 to $ 424,435, primarily related to lower balances at the end of September 30, 2007 compared to a balance of $591,158 at the end of December 2006 due to the holiday shopping season and the fact that the cost of a television set was significantly reduced from one year ago. Deferred revenue reflecting the income from the sale of extended warranties decreased by 179,947  to $1,075,728 as a result of our desire to self underwrites these policies on television sets.

The decrease in working capital consisted of a decrease in receivables due from our credit card processors of $385,494 at December 31, 2005 as compared to $130,979 at December 31, 2006 due to higher product shipments during the last three days of December 2006 and collections compared to the last three days of December 31, 2005. Accounts payable decreased $669,334 primarily related to lower balances at the end of December 2006 compared to the end of December 2005 due to the holiday shopping season and the fact that the cost of a television set was significantly reduced from one year ago. Deferred revenue reflecting the income from the sale of extended warranties increased by $1,255,675 as of December 31, 2006.  As of September 30, 2007, our deferred revenue aggregated $ 1,075,028.

Net cash provided in operating activities aggregating $ 61,854 for the nine months ended September 30, 2007 was the result of our net profit of $ 26,256, an increase in depreciation of $12,885, a reduction in accounts receivable of $123,584, a reduction in inventory of $ 40,852, reduction in escrowed monies received of $25,000, and was offset by a reduction of our accounts payable and accrued expenses of $171,357. Our operations were further financed through a line of credit payable of $27,939 as of September 30, 2007.

Net cash used in operating activities aggregating $1,835,000 for the year ended December 31, 2006 was the result of our net loss of $1,956,223, reduction in accounts payable of $669,334, reduction in inventory of $6,137, a reduction of our security deposit with our credit card processor of $332,664 and was offset by a decrease in accounts receivable of $254,515, and by $525,000 of non-cash expenses from stock compensation and depreciation.

Net cash used in operating activities of $137,342 for the year ended December 31, 2005 was the result of increase in accounts receivable of $293,637 and an increase in inventory of $1,949. This negative cash flow from operations was offset by our net income of $23,983, reduction in employee loans of $2,475, an increase in accounts payable of $114,607 and offset by $17,179 of depreciation.

The decrease in negative working capital of from $619,996 as of December 31, 2005 as compared to $239,411 as of December 31, 2006 is the result reducing accounts payable and accrued expenses from $1,260,493 as of December 31, 2005 to $591,159 as of December 31, 2006 or $669,334 and reduction in accounts receivable of $385,494 as of December 31, 2005 to $130,979 as of December 31, 2006 or $254,515. Current assets increased by $25,000 in escrowed monies receivable as of December 31, 2006 as a result of the sale of 12,500 shares of common stock for an aggregate of $25,000 or $2.00 per share.

Deferred revenue decreased by $ 179,947 as of September 30, 2007 as a result of amortizing the amount of earned revenue from the warranty sales over the six month period. Since a manufacturers warranty covers all television equipment for the first year, we will start to amortize deferred warranty income beginning with the first quarter 2007.

Deferred revenue increased by $1,255,675 as of December 31, 2006 as a result of the sale of our self underwriting of extended warranties on television sets. Since a manufacturers warranty covers all television equipment for the first year, we will start to amortize deferred warranty income beginning with the first quarter 2007.

As of  September 30, 2007, cash used by our investing activities aggregated ~~$ 25,627 with~~ $ 627 for capital expenditures. ~~and $25,000 being held by the credit card processor.~~

As of December 31, 2006 cash used by our investing activities aggregated $43,710 as a result the purchasing capital assets aggregating $18,710 and an increase in monies being held in escrow aggregating $25,000.

As of  September 30, 2007, cash used by our financing activities aggregated $ 152,008 resulting from a decrease in deferred warranty income resulting from our self underwriting our extended warranty policies on television sets aggregating $ 179,947, and an  increase from the proceeds of a line of credit of $75,000 from the Bank of America and having borrowed an aggregate of  $27,939 at an interest rate of 9.75% due in 5 years with interest only payments.

As of December 31, 2006 cash provided by our financing activities aggregated $1,480,675 resulting from an increase in deferred warranty income resulting from our self underwriting our extended warranty policies on television sets aggregating $1,255,675, additional capital contribution of $200,000 and an increase as a result of selling 12,500 shares of common stock for $2.00 per share or $25,000.

Net cash provided by operating activities of $169,869 for the year ended December 31, 2004 was the result of our net profit of $211,308 and an increase in accounts payable and accrued expenses of $266,042. This was offset by an increase in employee loan receivable of $2,475 it of $21,442, offset by $399,950 of non-cash expenses from common stock restructuring upon our conversion from a Sub-S Corporation to a “C” corporation and  depreciation $29,679.

As of December 31, 2004, cash was used for the purchase of capital assets aggregating $29,000. Upon completion of our move into our new offices, we have no other plans for major capital expenditures.

On October 31, 2006, the Company entered into a sub-lease agreement with Empire Home Theater Corp. (“Empire”) for Corporate office facilities located at 1845 Long Island Ave., in the Borough of Kings, City of New York. The lease term is for a period of five years expiring on October 31, 2008. As of November 1, 2006, the Company has terminated its lease in the Borough of Queens, City of New York and relocated its office and warehouse facility to 481 Kings Highway, Brooklyn, New York 11223. The lease will terminate on May 31, 2008. Empire is a New York Corporation owned by Albert Cohen. Empire has sub- leased the property from an unrelated third party.

Financing may not be available on acceptable terms, or at all, when and to the extent required and our failure to raise capital when needed could negatively impact our growth plans and our financial condition and results of operations.

Contractual Obligations

CONTRACTUAL OBLIGATIONS AT December 31, 2006 and September 30, 2007.

	Payments Due by Fiscal Year
	Total	2008	2009-2010	2011-2012		Thereafter
Contractual obligations:
Operating leases	$122,490	$61,043	$61,447	$		$
Capital leases
Financing lease obligations
Other debt					—		—
Interest payments
Other contractual obligations

Total	$122,490	$61,043	$61,447	$		$

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Inflation

Inflation has not had a material impact upon our operating results, and we do not expect it to have such an impact in the near future. There can be no assurances, however, that our business will not be affected by inflation.

 Recent Accounting Pronouncements

December 15, 2005. SFAS No. 123R offers the Company alternative methods of adopting this standard. The Company adopted the provisions of SFAS 123R with an implementation date of January 1, 2006 using the modified prospective method. The adoption of this standard will result in the recognition of stock-based compensation in future periods for new awards and potentially for remaining unvested stock options as of the effective date. As of the implementation date of this standard, any employee stock awards subject to variable accounting treatment will be accounted for under the provisions of SFAS 123R. The Company estimates that it will not have any stock-based compensation charge, for stock based awards granted prior to the effective date, as all awards were fully vested as of December 31, 2005.

In February 2006, the FASB issued SFAS No. 155.  "Accounting for certain Hybrid Financial Instruments an amendment of FASB Statements No. 133 and 140," or SFAS No. 155.  SFAS No. 155 permits fair value re-measurement for any hybrid financial instrument that contains an embedded  derivative that otherwise would require  bifurcation,  clarifies which  interest-only  strips and principal-only strips are not subject to the  requirements of Statement No. 133, establishes a requirement to evaluate  interests in securitized  financial  assets to identify interests  that  are  freestanding  derivatives  or that  are  hybrid  financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives,  and  amends  SFAS  No.  140  to  eliminate  the  prohibition  on a qualifying special purpose entity from holding a derivative financial instrument that pertains to a beneficial  interest other than another derivative  financial instrument.  SFAS 155 is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006. We do not expect the adoption of SFAS 155 to have a material impact on our consolidated financial position, results of operations or cash flows.

In March 2006,  the FASB  issued FASB  Statement  No. 156,  Accounting  for Servicing  of  Financial  Assets  - an  amendment  to FASB  Statement  No.  140. Statement 156 requires that an entity recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a service contract under certain situations.  The new standard is effective for fiscal years beginning after September 15, 2006. The adoption of SFAS No.156 did not have a material impact on the Company's financial position and results of operations.

In July 2006, the Financial Accounting Standards Board issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109. This interpretation clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and establishes guidelines for recognition and measurement of a tax position taken or expected to be taken in a tax return. We are currently evaluating the impact on our consolidated financial statements of this standard, which will become effective on June 1, 2007.

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“FAS 157”). This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. We are currently evaluating the impact on our consolidated financial statements of FAS 157, which will become effective for us on June 1, 2008.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (an amendment of FASB Statements No. 87, 88, 106, and 132R)”, which will require employers to fully recognize the obligations associated with single-employer defined benefit pension, retiree healthcare and other postretirement plans in their financial statements. Under past accounting standards, the funded status of an employer’s postretirement benefit plan (i.e., the difference between the plan assets and obligations) was not always completely reported in the balance sheet. Past standards only required an employer to disclose the complete funded status of its plans in the notes to the financial statements. SFAS No. 158 applies to plan sponsors that are public and private companies and nongovernmental not-for-profit organizations. The requirement to recognize the funded status of a benefit plan and the disclosure requirements are effective as of the end of the fiscal year ending after December 15, 2006, for entities with publicly traded equity securities, and at the end of the fiscal year ending after June 15, 2007, for all other entities. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. The Company does not expect that the adoption of SFAS No. 158 will have a significant impact on the consolidated results of operations or financial position of the Company.

DESCRIPTION OF PROPERTY

We maintain our principal office at 481 King’s Highway, Brooklyn, New York 11223. Our telephone number at that office is (866) 467-5276.

On October 31, 2003, the Company entered into a sub-lease agreement with Empire Home Theater Corp. (“Empire”) for corporate office facilities located at 1845 Long Island Ave., in the Borough of Kings, City of New York. The lease term is for a period of five years expiring on October 31, 2008.

As of November 1, 2006, the Company has terminated its lease in the Borough of Queens, City of New York and relocated its office and warehouse facility to 481 Kings Highway, Brooklyn, New York 11223. The office space measures 2,745 square feet. The lease will terminate on May 31, 2008. The monthly base rent is $5,000 for the months from November 1, 2006 to May 31, 2007 and $5,149 for the months from June 1, 2007 to May 31, 2008.

CERTAIN RELATIONSHIPS

On February 7, 2002, Estore of N.Y., Inc. issued an aggregate of 66.66 shares of common stock valued at $.001 per share to Diane Cohen, in consideration for cash of $1,000 and payments of company expenses.

On February 7, 2002, Estore of N.Y., Inc. issued an aggregate of 33.33 shares of common stock valued at $.001 per share to Eric Khteeb, President in consideration for cash of $1,000 and payments of company expenses.

On September 28, 2006, the Company restructured under a “C” corporation and established through this restructuring an Amended Certificate of Corporation, dated September 28, 2006 replacing the 2002 shares with stock in the “C” Corporation. The Company then issued 15,000,000 shares to Diane Cohen, Eric Khteeb and Global Consulting Enterprises, Inc.

As of September 28, 2006, the Company exchanged 7,500,000 and 3,750,000 shares of its old “S” corporation shares with new “C” corporation shares with Diane Cohen and Eric Khteeb, respectively.   Diane Cohen subsequently sold all but 365,625 of her shares to Eric Khteeb.

On October 2, 2006, the Company entered into a financial consulting agreement with Global Consulting Enterprises, Inc., a New York corporation (“Global”).  In consideration for this agreement and for past services, the Company paid an aggregate of $48,000 and issued an aggregate of 262,500 shares of common stock valued at $ 2.00 per share or $ 525,000. The shares were issued on October 2, 2006. The 262,500 shares were issued for consulting services and do not have to be returned to the Company under any circumstances. (See notes to financial statements)

The Company has also issued an additional 3,487,500 shares of common stock which will vest based upon the Company’s listing on the NASDAQ Exchange by May 31, 2008. Failure to achieve this goal by this date will enable the Company to rescind the issuance of the 3,487,500 shares of common stock. The shareholders of Global Consulting are also shareholders of the Company. For consideration of $48,000 and 3,750,000 shares of common stock, Global shall make recommendations to the Company as to the capital structure of the Company as Global deems necessary or appropriate to effectuate the various financings and other transactions contemplated by the agreement. The term of this agreement commenced in October 2006 and continues until June 1, 2008 unless terminated by both parties. There are no other employment agreements nor are there any related party transactions. In addition to consulting, Global has assisted the company in various advertising strategies. If the Company obtains a listing on Nasdaq prior to May 31, 2008, then Global shall retain the remaining 3,487,500 shares. If the Company does not get listed on Nasdaq by that time, then the Company can “call” the 3,487,500 shares or extend the terms to Global.

David Khteeb is President of Global and is the father of Eric Khteeb, President and Director for the Company. Thus, the transaction between Global and the Company is a related party transaction.

The terms of each of the transaction described are as favorable to the registrant as could be obtained with unrelated third parties.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is no market for our common stock. As of September 30, 2006, there were 2 holders of record of our common stock. As of September 30, 2007, there were 28 shareholders of our common stock. We have appointed Olde Monmouth Stock Transfer Co, Inc., Atlantic Highlands, New Jersey, as transfer agent for our shares of common stock.

SHARES ELIGIBLE FOR FUTURE SALE

On the date of the prospectus, 15,012,500 shares of common stock are owned by our stockholders and are restricted under the Securities Act. 15,000,000 of these shares are held by our "affiliates" as that term is defined under the Securities Act. We have 15,012,500 shares of our common stock outstanding.

Sale of Restricted Shares.

Shares of our common stock held by affiliates will be eligible for sale in the public market, subject to certain volume limitations and the expiration of applicable holding periods, under Rule 144 of the Securities Act. In general, under Rule 144, persons who have beneficially owned restricted shares for at least one year are entitled to sell within any three-month period the number of shares which does not exceed the greater of 1% of the number of shares of common stock then outstanding (which will equal approximately 150,000 shares) or, if the Company is listed on an Exchange, the average weekly trading volume of the common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Form 144 with the SEC. Sales under Rule 144 are also subject to manner of sale and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who has not been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, may resell the shares of common stock without complying with the manner of sale, public information, volume limitation or notice requirements of Rule 144.

We can offer no assurance that an active public market in our shares will develop. Future sales of substantial amounts of our shares (including shares issued upon exercise of any outstanding options) in the public market could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

There are currently no shares of stock subject to outstanding options or warrants to purchase, or securities convertible into, common shares.

Shares to be sold.

The Company has paid for the expenses incurred in connection with this prospectus, including attorneys and accountants fees and SEC filing fees.

Penny Stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

1.

That a broker or dealer approves a person's account for transactions in penny stocks; and

2.

The broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

1.

Obtain financial information and investment experience objectives of the person; and

2.

Make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

1.

Sets forth the basis on which the broker or dealer made the suitability determination; and

2.

That the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions.

Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

EMPLOYEES

The Company presently employs two officers. Eric Khteeb is the President and Director and Michael Hovell is the Secretary, Chief Financial Officer and Director. They are both full-time employees. Additionally, the Company employs five part-time and three full-time employees and they are involved in customer service.

COMPENSATION COMMITTEE

We do not have a Compensation Committee. The president of our Company, Eric Khteeb performs some of the same functions of a Compensation Committee, including setting executive officer compensation.

NOMINATING COMMITTEE

We do not have a Nominating Committee or Nominating Committee Charter. The officers of the Company, Eric Khteeb and Michael Hovell, perform some of the functions associated with a Nominating Committee.

We have elected not to have a Nominating Committee at this time. However, the Company’s officers intend to continually evaluate the need for a Nominating Committee.

Director Compensation. Our directors do not receive cash compensation for their services as directors, nor do they receive compensation for attending board and board committee meetings.

Executive Compensation. The following table sets forth for the fiscal years ended December 31, 2006 and 2005, the compensation we paid to our Chief Executive Officer(s) and any other executive officers who earned in excess of $100,000 based on salary and bonus.

Summary Compensation Table

Compensation Discussion and Analysis

There are currently no compensation plans for the executive officers other than their base salaries.  This includes the fact that there are no plan-based awards, no equity awards, and no stock option awards granted or issued to the officers and directors and there are no deferred compensation plans for any officer or director.  The Company determined salaries based on other salaries of other similarly experienced individuals in the retail electronics industry in an effort to offer competitive compensation.     Since 2003, the annual salary for our chief executive was set at $220,000.  The Board, pursuant to a proper board meeting, has voted to continue this salary without increase.  The Company does not contemplate a significant increase in base salaries in the near future.

Summary Compensation Table

The table below summarizes the total compensation earned by each of our named executive officers during fiscal years 2004, 2005, and 2006:

Name and Title	Fiscal Year	Base Salary	Bonus		Stock Awards		Option Awards		Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation		Total
Eric Khteeb Chief Executive Officer	2006 2005 2004	$220,000 220,000	$	- -	$	- -	$	- -	$-	$-	$	- -	$220,000 220,000
Albert Cohen (former Chief Financial Officer)	2006 2005 2004	$220,000 220,000	$	- -	$	- -	$	- -	$-	$-	$	- -	$220,000 220,000

Grants of Plan-Based Awards

There were no grants of plan-based awards to any of our named executive officers during fiscal 2006:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			(	All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option
Name	Grant Date	Grant Date Fair Value	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)		or Units (#)	Options (#)	Awards ($/Sh)
Eric Khteeb		$										$
Michael Hovell

Outstanding Equity Awards at Fiscal Year-End

There were no equity awards outstanding for each of the named executive officers as of the end of fiscal 2006:

	Option Awards					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Right That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Eric Khteeb										$
Michael Hovell				$

Options Exercised and Stock Vested

There were no stock option awards exercised or stock awards vested for our named executive officers during fiscal 2006:

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Eric Khteeb		$		-	$-
Michael Hovell	-		$-	-	$-

Non-Qualified Deferred Compensation

There were no Deferred Compensation Plans during fiscal 2006.

Name	Executive Contributions in Fiscal 2007	Registrant Contributions in Fiscal 2007	Aggregate Earnings in Fiscal 2007	Aggregate Withdrawals/ Contributions	Aggregate Balance at March 3, 2007
	$	$	$	$	$

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for Estore of N.Y., Inc. by Dieterich & Mazarei, LP of Los Angeles, California.

EXPERTS

Estore of N.Y., Inc.’s financial statements as of and for the years ended December 31, 2006, 2005 and 2004, included in this prospectus, have been audited by Drakeford & Drakeford, LLC, independent registered public accountants, as stated in their report appearing herein and are so included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have not previously been required to comply with the reporting requirements of the Securities Exchange Act. We have filed with the SEC a registration statement on Form S-1, and amendments thereof, to register the securities offered by this prospectus. The prospectus is part of the registration statement, and, as permitted by the SEC's rules, does not contain all of the information in the registration statement. For future information about us and the securities offered under this prospectus, you may refer to the registration statement and to the exhibits filed as a part of the registration statement. In addition, after the effective date of this prospectus, we will be required to file annual, quarterly, and current reports, or other information with the SEC as provided by the Securities Exchange Act. You may read and copy any reports, statements or other information we file at the SEC's public reference facility maintained by the SEC. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public through the SEC Internet site at http://www.sec.gov.

FINANCIAL STATEMENTS

Statements included in this report that do not relate to present or historical conditions are "forward-looking statements." Our company may make future oral or written forward-looking statements, which also may be included in documents other than this registration statement that are filed with the Commission.

Forward-looking statements involve risks and uncertainties that may differ materially from actual results. Forward-looking statements in this report and elsewhere may relate to our plans, strategies, objectives, expectations, intentions and adequacy of resources.

INDEX TO FINANCIAL STATEMENTS

Page

       Financial Statements

         REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM                                            F-2

Balance Sheet as of September 30, 2007 (unaudited) , December 31, 2006

              and December 31, 2005                                                                                                  F-3

Statement of Operations for the three years ended December 31,

2006, 2005  and 2004                                                                                                       F-4

Statement of Operations for the nine months ended September 30, 2007

            (unaudited) and 2006 (unaudited)                                                                         F-5

Statement of Stockholders' Equity  for the nine months ended September 30,

             2007 (Unaudited) and for the years ended December 31, 2006, 2005,

             and 2004                                                                                                                            F-6

Statement of Cash Flows for the years ended December 31, 2006,

           2005  and 2004                                                                                                                    F-7

        Statement of Cash Flows for the nine months ended September 30, 2007

            (unaudited) and 2006 (unaudited)                                                                                       F-8

Notes to Financial Statements

F-9- F-24

DRAKEFORD & DRAKEFORD, LLC

CERTIFIED PUBLIC ACCOUNTANTS

New York, New York

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To  the  Shareholders  and  Directors  of

ESTORE OF N.Y., Inc.

We have audited the balance sheet of ESTORE OF N.Y., INC. as of December 31, 2006 and 2005, and the related statements of operations, changes in stockholders' equity, and  cash flows for the years ended December 31, 2006, 2005 and 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the  financial statements referred to above present fairly, in all material respects, the financial position of ESTORE OF N.Y., INC. as of December 31, 2006 and 2005 and the results of its operations and its cash flows for the three years then ended, in conformity with accounting principles generally accepted in the United States of America.

S/Drakeford & Drakeford, LLC

-------------------------------------

New York, New York

March 12, 2007, except for Note G as to which the date is January 14, 2008

     ESTORE OF N.Y., INC.

  BALANCE SHEET

	September 30, 2007	December 31, 2006	December 31, 2005
ASSETS	(Unaudited)	Restated
Restated

CURRENT ASSETS
Cash and cash equivalents	$ 15,002	$ 105,783	$ 171,154
Accounts receivable	7,395	130,979	385,494
Escrow monies receivable	0	25,000	0
Inventory	49,134	89,986	84,349

Total current assets	71,531	351,748	640,997

PROPERTY AND EQUIPMENT, net	17,067	29,325	27,295

OTHER ASSETS
Security deposits	______0	____0	332,664

Total other assets	______0	____0	332,664

TOTAL ASSETS	$ 88,598	$ 381,073	$ 1,000,956

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$ 424,435	$ 591,158	$ 1,260,493
Note payable-line of credit	27,939	0	0

Total current liabilities	452,374	591,158	1,260,493

LONG-TERM LIABILITIES
Deferred warranty income	1,075,728	1,255,675	0

Total long-term liabilities	1,075,728	1,255,675	0

STOCKHOLDERS' DEFICIENCY
Preferred stock, $.001 par value: 5,000,000 shares authorized, no shares issued or outstanding at September 30, 2007,
December 31, 2006 and December 31, 2005	0	0	0
Common stock, $.001 par value: 50,000,000 shares authorized,
15,012,500 shares issued and outstanding at September 30,2007 and December 31, 2006, 11,250,000 shares issued and
outstanding at December 31, 2005	15,013	15,013	11,250
Additional paid-in-capital	6,679,201	6,679,201	90,980
Deferred compensation	(6,975,000)	(6,975,000)	0
Retained (deficit)	(1,158,718)	(1,184,974)	(361,773)

Total stockholders' deficiency	(1,439,504)	(1,465,760)	(259,537)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY	$ 88,598	$ 381,073	$ 1,000,956

The accompanying notes are an integral part of these statements.

          ESTORE OF N.Y., INC.

 STATEMENT OF OPERATIONS

For the years ended December 31,
2006	2005	2004

Revenue	$ 22,743,808	$ 29,972,574	$ 23,868,218

Cost of goods sold	20,729,833	25,958,566	21,338,128

Gross profit	2,013,975	4,014,008	2,530,090

Operating Expenses
Salaries and payroll cost	510,490	624,265	509,983
Selling, general and administrative	3,437,312	3,346,886	1,963,047
Depreciation	17,179	17,179	29,679

Total operating expenses	3,964,981	3,988,330	2,502,709

Net income (loss) from operations	(1,951,006)	25,678	27,381

Other income and expenses
Interest expense	5,217	1,695	5,939

Net income (loss)	$ (1,956,223)	$ 23,983	$ 21,442

Net earnings per share from continuing operations:
Basic and diluted	$ (.16)	$ 0.00	$ 0.00
Weighted average number of shares outstanding:
Basic and diluted	12,189,583	11,250,000	11,250,000

The accompanying notes are an integral part of these statements

          ESTORE OF N.Y., INC.

                                                                              STATEMENT OF OPERATIONS

                                                                                                    (Unaudited)

For the nine months ended
September 30,
2007	2006
Restated

Revenue	$ 2,265,703	$ 19,450,196

Cost of goods sold	1,798,415	17,835,123

Gross profit	467,288	1,615,073

Operating Expenses
Salaries and payroll cost	121,482	371,152
Selling, general and administrative	300,816	1,998,540
Depreciation	12,885	13,929

Total operating expenses	435,183	2,383,621

Net income (loss) from operations	32,105	(768,548)

Other income and expenses
Interest expense	1,215	2,701

Net income (loss) before provision for income taxes	30,890	(771,249)

Provision for income taxes	4,634	0

Net income	$ 26,256	$ (771,249)

Net earnings (loss) per share from continuing operations:
Basic and diluted	$ .00	$ (.07)
Weighted average number of shares outstanding:
Basic and diluted	15,012,500	11,250,000

The accompanying notes are an integral part of these statements

ESTORE OF N.Y., INC.

                                                              STATEMENT OF STOCKHOLDERS' EQUITY

Common stock	Additional	Deferred	Accumulated
Shares Amount	Paid-in-capital	Compensation	loss	Total

Balance at December 31, 2003	11,250,000	$ 11,250	$ 90,986	$ 0	$ (384,127)	$ (281,891)

Less: Distributions to stockholders'					(14,649)	(14,649)
Net income for the year ended
December 31, 2004	________	______	_______	________	21,442	21,442

Balance at December 31, 2004	11,250,000	11,250	90,986	0	(377,334)	(275,098)

Less: Distributions to stockholders'					(8,422)	(8,422)
Net income for the year ended
December 31, 2005	_________	_______	_______	________	23,983	23,983

Balance at December 31,2005	11,250,000	11,250	90,986	0	(361,773)	(259,537)

Deferred compensation	3,487,500	3,488	6,971,512	(6,975,000)		-0-

Common stock issued for consulting fees	262,500	262	524,738			525,000

Sale of common stock-private placement	12,500	13	24,987			25,000

Termination of the S-Corporation status			(1,133,022)		1,133,022	0

Capital contribution			200,000			200,000

Net loss for the year ended
December 31, 2006	________	_______	______	________	(1,956,223)	(1,956,223)
Balance at December 31,2006, Restated	15,012,500	$ 15,013	$ $ 6,679,201	$ (6,975,000)	$ $ (1,184,974)	$ (1,465,760)
Net income for the nine months ended
September 30, 2007 (Unaudited)	________	_______	_________	________	26,256	26,256
Balance at September 30, 2007, Restated,	15,012,500	$ 15,013	$ $ 6,679,201	$(6,975,000)	$ $ (1,158,718)	$ (1,439,504)
Unaudited

The accompanying notes are an integral part of this statement.

ESTORE OF N.Y., INC.

 STATEMENT OF CASH FLOWS

For the years ended December 31,
2006	2005	2004

OPERATING ACTIVITIES
Net income (loss)	$(1,956,223)	$23,983	$21,442
Adjustments for noncash and nonoperating items:
Depreciation	17,179	17,179	29,679
Common stock restructured			(399,950)
Value of common stock issued as consulting fees	525,000	0	0
Changes in operating assets and liabilities:
Accounts receivable	254,515	(293,637)	4,723
Inventory	(6,137)	(1,949)	39,100
Employee loans		2,475	(2,475)
Loans to shareholders		-0-	211,308
Accounts payable and accrued expenses	(669,334)	114,607	266,042

Cash provided (used) by operating activities	(1,835,000)	(137,342)	169,869

INVESTING ACTIVITIES
Escrowed funds receivable	(25,000)	0	0
Capital expenditures	(18,710)	0	(29,000)

Cash (used) by investing activities	(43,710)	0	(29,000)

FINANCIAL ACTIVITIES
Security deposits	332,664	0	(200,000)
Deferred warranty income	1,255,675	0	0
Contributed contributions	200,000	0	0
Sale of common stock	25,000	0	0
Distributions to shareholders	________0	(8,422)	(14,649)

Cash provided (used) by financing activities	1,813,339	(8,422)	(214,649)

NET (DECREASE) IN CASH	(65,371)	(145,764)	(73,780)

CASH BALANCE BEGINNING OF PERIOD	171,154	316,918	390,698

CASH BALANCE END OF PERIOD	$105,783	$171,154	$316,918

Supplemental Disclosures of Cash Flow Information:
Interest paid	$ 5,217	$ 1,695	$ 5,939
Taxes paid	$ 0	$ 0	$ 0

The accompanying notes are an integral part of these statements

ESTORE OF N.Y., INC.

 STATEMENT OF CASH FLOWS

(Unaudited)

For the nine months ended
September 30,
2007	2006
Restated

OPERATING ACTIVITIES
Net income (loss)	$ 26,256	$ (771,249)
Adjustments for noncash and nonoperating items:
Depreciation	12,885	13,929
Changes in operating assets and liabilities:
Accounts receivable	123,584	257,311
Escrow monies receivable	25,000	0
Inventory	40,852	(5,210)
Accounts payable and accrued expenses	(171,357)	(423,827)
Income taxes payable	4,634	0

Cash provided (used) by operating activities	61,854	(929,046)

INVESTING ACTIVITIES
Capital expenditures	(627)	(19,209)

FINANCIAL ACTIVITIES
Note proceeds	27,939	0
Deferred warranty income	(179,947)	891,050

Cash provided (used) by financing activities	(152,008)	891,050

NET (DECREASE) IN CASH	(90,781)	(57,205)

CASH BALANCE BEGINNING OF PERIOD	105,783	171,154

CASH BALANCE END OF PERIOD	$ 15,002	$ 113,949

Supplemental Disclosures of Cash Flow Information:
Interest paid	$ 1,215	$ 2,701
Taxes paid	$ 0	$ 0

The accompanying notes are an integral part of these statements

ESTORE OF N.Y., INC.

NOTES TO FINANCIAL STATEMENTS

NOTE A - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING

                    POLICIES

    Company Background and Basis of Presentation

Company Background

Estore of NY Inc. (the "Company" or "Estore") is an online internet retailer focused on providing a positive shopping experience and a broad selection of high-quality, brand-name technology and entertainment retail goods. The Company's online retail store, located at www.DrPlasma.com, offers plasma television and HDTV television and television accessories. The Company outsources the majority of its operating infrastructure, including distribution and fulfillment functions. First-level customer service and support, credit card processing, and the hosting of the Company's computer system infrastructure and database servers occurs at the Company's office warehouse in Brooklyn, New York.

The Company  was organized on February 7, 2002 as an "S" corporation. On September 28, 2006, the Company restated and amended the Certificate of Incorporation to become a "C" corporation pursuant to a Plan of Share Exchange and Reorganization (the "Plan") dated September 28, 2006.

Summary of Significant Accounting Policies

Presented here is a summary of the most significant accounting policies used in the preparation of the Company's financial statements. The Company's  most significant accounting policies relate to the sale, purchase, distribution and promotion of the Company's  products. Therefore, the Company's accounting policies in the areas of revenue recognition, inventory valuation, vendor purchase and merchandising arrangements and marketing activities, among others, are discussed

Basis of Presentation

The  financial statements include the accounts of the Company.

The interim financial statements of the Company as of  September 30, 2007 and for the nine months ended September 30, 2007 and 2006, included herein, have been prepared by the Company, without audit, pursuant to the rules and regulations of the SEC.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

ESTORE OF N.Y., INC.

NOTES TO FINANCIAL STATEMENTS

NOTE A - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING

                    POLICIES (continued)

    Company Background and Basis of Presentation (continued)

Cash and Cash Equivalents

All highly liquid investments with original maturities of three months or less at the date of acquisition are considered cash equivalents. These investments primarily consist of money market funds and commercial paper.

Concentration of Credit Risk and Significant Suppliers

The Company's net revenues are derived from a large number of direct customers who pay for their purchases using credit cards. The Company uses a single third-party company to process and collect its receipts from these transactions. As of September 30, 2007 and December 31, 2006, amounts due from this processor amounted to $7,395 and $130,979 respectively. The Company also has accounts receivable from its distributors and manufacturers for product rebates, co-operative advertising and volume discounts. Collateral is not required for these accounts receivable. The Company maintains an allowance for potential credit losses as considered necessary.   The Company had no single customer who accounted for 10% or more of its total revenues for the years ended December 2006, 2005 or 2004.

For the years ending December 31, 2006, 2005 and 2004, the Company purchases the majority of its products from 3 major distributors and approximately 6 other minor distributors. Of the three major distributors each supplied approximately 20%, 15% and 15% of the Company's purchasing  needs with the other 50% of the Company's requirements coming from approximately 6 other distributors.  As of December 31, 2006, the Company these distributors represented were  approximately $87,000 or 15%, $124,000 or 21% and $125,000 or 21% of total accounts payable aggregating $589,644. The Company does not have long-term contracts or arrangements with any of these distributors. Loss of certain of these distributors could have a material adverse effect on the Company's operations.

The Company is heavily dependent upon one  third party for credit card processing. In addition, FedEx Corp., United Parcel Service of America, Inc. and the United States Postal Service deliver substantially all of the Company's products. If the service of any of these third parties is interrupted, it could have a material adverse impact on the Company's operations.

All of the Company's servers related to its services and its customer data are located at the Company's office warehouse facility  located in Brooklyn, New York

Accounts Receivable

Accounts receivable consist of credit card and trade receivables arising in the normal course of business  for products shipped to customers by the Company. The Company has arranged with its distributors that goods sold to the Company's customers are shipped directly from the distributors' respective warehouse facilities. The Company typically does not bill its customers' credit cards until the Company has received confirmation from the applicable vendors that the goods have been shipped. The Company does not charge interest on its trade receivables.

Accounts receivable at September  30, 2007 and December 31, 2006  were derived from credit card sales.

ESTORE OF N.Y., INC.

NOTES TO FINANCIAL STATEMENTS

NOTE A - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING

                    POLICIES (continued)

    Company Background and Basis of Presentation (continued)

Allowance for Doubtful Accounts/Security Deposits

The Company maintains an allowance for doubtful accounts receivable based on the amounts due from credit card charges, which are typically paid in one to three days, and are evaluated for collectibility based on an analysis of the balances outstanding.  The cash reserve at December 31, 2006 was fully utilized to reduce accounts payable at that date.

Escrowed Monies

In November, 2006, the company sold in connection with a private placement an aggregate of 12,500 shares of common stock for $25,000 or $2.00 per share.  As of December 31, 2006, the $25,000 was being held by Global Consulting Enterprises, Inc., a New York corporation ("Global") pending distribution to the Company and received during the six months ended September 30, 2007.

Merchandise Inventory

 Inventory is comprised of finished goods held for sale and is stated at the lower of cost or market value. Cost is determined by the average cost method. The company estimates the realizable value of inventory based on assumptions about forecasted consumer demand, market conditions and obsolescence. If the estimated realizable value is less than cost, the inventory value is reduced to its estimated realizable value. If estimates regarding consumer demand and market conditions are inaccurate or unexpected changes in technology affect demand, the company could be exposed to losses in excess of amounts recorded.

The company's inventory loss reserve represents estimated physical inventory losses that have occurred since the last physical inventory date. Independent physical inventory counts are taken on a regular basis to ensure that the inventory reported in the consolidated financial statements is accurately stated. During the interim period between physical inventory counts, the company reserves for anticipated physical inventory losses on a location-by-location basis.

Software Development Costs

The Company accounts for research and development costs in accordance with several accounting pronouncements, including Statement of Financial Accounting Standards ("SFAS") No. 2, "Accounting for Research and Development Costs," and SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." SFAS No. 86 specifies that costs incurred internally in creating a computer software product should be charged to expense when incurred as research and development until technological feasibility has been established for the product. Once technological feasibility is established, all software costs should be capitalized until the product is available for general release to customers. Judgment is required in determining when the technological feasibility of a product is established. The Company has determined that technological feasibility for its products is reached very shortly before the products are released. Costs incurred after technological feasibility is established are not material, and, accordingly, the Company expenses research and development costs when incurred.

ESTORE OF N.Y., INC.

NOTES TO FINANCIAL STATEMENTS

NOTE A - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING

                    POLICIES (continued)

    Company Background and Basis of Presentation (continued)

Software Development Costs-(continued)

The Company accounts for costs incurred to develop software for internal use in accordance with Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which requires such costs be capitalized and amortized over the estimated useful life of the software. Costs related to design or maintenance of internal-use software are expensed as incurred.

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets. Fixed assets purchased under capital leases are depreciated on a straight-line basis over the lesser of the estimated useful life of the asset or the lease term. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed and any gain or loss is reflected in the results of operations. Maintenance and repair expenditures are charged to operations as incurred.

Impairment of Long-Lived Assets

The Company assesses the recoverability of its long-lived assets on an annual basis or whenever adverse events or changes in circumstances or business climate indicate that expected undiscounted future cash flows related to such long-lived assets may not be sufficient to support the net book value of such assets. Such a triggering event could include a significant decrease in the market value of an asset, or a significant change in the extent or manner in which an asset is used or a significant physical change in an asset. If undiscounted cash flows are not sufficient to support the recorded assets, impairment is recognized to reduce the carrying value of the long-lived asset to the estimated fair value. Estimated fair value is determined by discounting the future expected cash flows using a current discount rate in effect at the time of impairment. Cash flow projections, although subject to a degree of uncertainty, are based on trends of historical performance and management's estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions. Additionally, in conjunction with the review for impairment, the remaining estimated lives of certain of the Company's long-lived assets are assessed.

Effective January 1, 2002, the Company adopted SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. For purposes of SFAS No. 144, impairment exists when the carrying value of a long-lived asset exceeds its fair value. An impairment loss is recognized only if the carrying value of a long-lived asset is not recoverable and exceeds its fair value. The carrying value of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. There were no such impairment losses during the years ended December 31, 2004, 2005 or 2006.

ESTORE OF N.Y., INC.

NOTES TO FINANCIAL STATEMENTS

NOTE A - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING

                    POLICIES (continued)

    Company Background and Basis of Presentation (continued)

Fair Value of Financial Instruments

The carrying amounts for the Company's cash, accounts receivable, accounts payable and other liabilities approximate fair value. The fair market value for long-term debt approximates its carrying value given the short-term nature of the related obligations.

 General and Administrative Expenses

General and administrative expenses consist primarily of payroll and related expenses for executive and administrative personnel, facilities expenses, professional fees, depreciation, amortization of intangibles, stock compensation expense and other general corporate expenses. Following this offering, we will incur additional general and administrative expenses related to operating as a public company, such as increased legal and accounting expenses, increased executive compensation, personnel and employee benefit costs, investor relations costs, non-employee director costs and higher insurance premiums. We expect that the costs of meeting compliance requirements associated with the transition to, and operation as, a public company, including requirements relating to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 and requirements to changes in corporate governance practices, will be significant. The Company recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. Under the Tax Reform Act of 1986, the benefits from net operating losses carried forward may be impaired or limited in certain circumstances. In addition, a valuation allowance has been provided for deferred tax assets when it is more likely than not that all or some portion of the deferred tax asset will not be realized. The Company has established a full valuation allowance on the aforementioned deferred tax assets due to the uncertainty of realization.

Income Taxes

The Company recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. Under the Tax Reform Act of 1986, the benefits from net operating losses carried forward may be impaired or limited in certain circumstances. In addition, a valuation allowance has been provided for deferred tax assets when it is more likely than not that all or some portion of the deferred tax asset will not be realized. The Company has established a full valuation allowance on the aforementioned deferred tax assets due to the uncertainty of realization.

Segment and Geographic Information

The Company operates in one principal business segment primarily across domestic markets. Substantially all of the operating results and identifiable assets are in the United States.

ESTORE OF N.Y., INC.

NOTES TO FINANCIAL STATEMENTS

NOTE A - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING

                    POLICIES (continued)

    Company Background and Basis of Presentation (continued)

Revenue Recognition

Net revenues include product sales net of returns and allowances, advertising sales, warranty sales net of amounts paid to the national insurance provider, and gross outbound shipping and handling charges. The Company recognizes revenue from product sales, net of discounts, coupon redemption and estimated sales returns, when the products are shipped to customers since title and the risk of loss passes to the customer at the time the products are delivered to a common carrier. Gross outbound shipping and handling charges are included in net revenues. The Company provides an allowance for sales returns, which is based on historical experience as customers may return or reject products after delivery. In certain cases, credit card companies require the Company to charge customers' credit cards to obtain authorization. In such cases, the Company defers revenue recognition until it has confirmed shipment of the goods to the customer. For all product sales transactions with its customers, the Company acts as a principal, bears credit risk and bears inventory risk for returned products that the Company is not able to return to suppliers.

Beginning with January 1, 2006, the Company recognizes revenues from warranty sales ratably over the term of the extended warranty policy, which usually ranges from one to 36 months beyond the manufacturers initial product warranty of typically 1 year. The cost the Company has incurred due to the warranty program has been minimal. Any cost incurred has been expensed when incurred.

 See NOTE G- PRIOR-PERIOD ADJUSTMENTS (CORRECTION OF ERRORS)

Cost of Goods Sold

Cost of goods sold consists primarily of the cost of products sold, which includes the related distribution and fulfillment costs charged by our distributors, including costs of shipping and handling. Cost of goods sold is reduced by vendor and distributor rebates based upon sales or unit volume or promotional programs.

In November 2002, the EITF reached a consensus on Issue No. 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor, which requires that cash consideration received by a customer from a vendor be presumed to be a reduction of the prices of the vendor's products and services and should be characterized as a reduction of cost of goods sold, unless the payment is for services provided to the vendor or a reimbursement of costs incurred by the customer to sell the vendor's products. The consensus is to be applied to new arrangements, including modifications of existing arrangements, entered into after December 31, 2002. The impact of the application of EITF 02-16 was to reflect vendor rebates.

The Company recognizes and records these payments as a reduction of cost of goods sold at the time the payments are earned, which is upon shipment of the product. The time periods in which the Company earns these payments varies, but generally the underlying contracts are for periods of 30 to 90 days which correspond to the Company's quarterly and annual reporting periods. As such, the Company records the actual amounts earned and the use of estimates is not required.

ESTORE OF N.Y., INC.

NOTES TO FINANCIAL STATEMENTS

NOTE A - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING

                    POLICIES (continued)

    Company Background and Basis of Presentation (continued)

Fulfillment and Customer Support Expenses

Fulfillment and customer support expenses consist of credit card processing fees, customer support and claims expenses, costs associated with our returns center and costs associated with the management of our distributor relationships. These costs are primarily variable and are a function of product revenues.

Marketing, Merchandising and Sales Expenses

Marketing, merchandising and sales expenses consist of advertising expenses, fees paid under our affiliate program, payroll and overhead associated with our marketing, merchandising and sales personnel and stock issued for services. These expenses may fluctuate based upon our advertising programs and sales generated through our affiliate program, wherein we pay a commission to third parties based upon product sales to customers referred to us from their websites.

Advertising Costs

Advertising cost is expensed as incurred. Advertising expense aggregated $1,700,892;  $ 2,022,983 and  $ 1,163,290 for the years ended December 31, 2006,  2005 and 2004, respectively.

 Recent Accounting Pronouncements

 December 15, 2005. SFAS No. 123R offers the Company alternative methods of adopting this standard. The Company  adopted the provisions of SFAS 123R with an implementation date of January 1, 2006 using the modified prospective method. The adoption of this standard will result in the recognition of stock-based compensation in future periods for new awards and potentially for remaining unvested stock options as of the effective date. As of the implementation date of this standard, any employee stock awards subject to variable accounting treatment will be accounted for under the provisions of SFAS 123R. The Company estimates that it will not have any stock-based compensation charge, for stock based awards granted prior to the effective date, as all awards were fully vested as of December 31, 2005.

ESTORE OF N.Y., INC.

NOTES TO FINANCIAL STATEMENTS

NOTE A - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING

                    POLICIES (continued)

    Company Background and Basis of Presentation (continued)

Recent Accounting Pronouncements (continued)

In February 2006, the FASB issued SFAS No. 155.  "Accounting  for certain Hybrid  Financial  Instruments an amendment of FASB Statements No. 133 and 140," or SFAS No. 155.  SFAS No. 155 permits fair value  remeasurement  for any hybrid financial  instrument that contains an embedded  derivative that otherwise would require  bifurcation,  clarifies which  interest-only  strips and principal-only strips are not subject to the  requirements of Statement No. 133,  establishes a requirement to evaluate  interests in securitized  financial  assets to identify interests  that  are  freestanding  derivatives  or that  are  hybrid  financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives,  and  amends  SFAS  No.  140  to  eliminate  the  prohibition  on a qualifying special purpose entity from holding a derivative financial instrument that pertains to a beneficial  interest other than another derivative  financial instrument.  SFAS 155 is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006. We do not expect the adoption of SFAS 155 to have a material impact on our consolidated financial position, results of operations or cash flows.

In March 2006,  the FASB  issued FASB  Statement  No. 156,  Accounting  for Servicing  of  Financial  Assets  - an  amendment  to FASB  Statement  No.  140. Statement 156 requires that an entity recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a service contract under certain situations.  The new standard is effective for fiscal years beginning after September 15, 2006. The adoption of SFAS No.156 did not have a material impact on the Company's financial position and results of operations.

In July 2006, the Financial Accounting Standards Board issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an Interpretation of FASB Statement No. 109. This interpretation clarifies the accounting for uncertainty in income taxes recognized in a company's financial statements and establishes guidelines for recognition and measurement of a tax position taken or expected to be taken in a tax return. We are currently evaluating the impact on our consolidated financial statements of this standard, which will become effective on June 1, 2007.

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements ("FAS 157"). This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. We are currently evaluating the impact on our consolidated financial statements of FAS 157, which will become effective for us on June 1, 2008.

ESTORE OF N.Y., INC.

NOTES TO FINANCIAL STATEMENTS

NOTE A - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING

                    POLICIES (continued)

Company Background and Basis of Presentation (continued)

Recent Accounting Pronouncements (continued)

In September 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans (an amendment of FASB Statements No. 87, 88, 106, and 132R)", which will require employers to fully recognize the obligations associated with single-employer defined benefit pension, retiree healthcare and other postretirement plans in their financial statements. Under past accounting standards, the funded status of an employer's postretirement benefit plan (i.e., the difference between the plan assets and obligations) was not always completely reported in the balance sheet. Past standards only required an employer to disclose the complete funded status of its plans in the notes to the financial statements. SFAS No. 158 applies to plan sponsors that are public and private companies and nongovernmental not-for-profit organizations. The requirement to recognize the funded status of a benefit plan and the disclosure requirements are effective as of the end of the fiscal year ending after December 15, 2006, for entities with publicly traded equity securities, and at the end of the fiscal year ending after June 15, 2007, for all other entities. The requirement to measure plan assets and benefit obligations as of the date of the employer's fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. The Company does not expect that the adoption of SFAS No. 158 will have a significant impact on the consolidated results of operations or financial position of the Company.

Domain Name and 800 Telephone Number Transactions

The Company operates under two domain names: DrPlasma.com and Plasmahouse.com and maintains 800 numbers.

    Property and Equipment

         Property and Equipment

Property and equipment are stated at cost and are depreciated principally on methods and at rates designed to amortize their costs over their estimated useful lives.

The estimated service lives of property and equipment are principally as follows:

                              Computer equipment                          3- 7 years

                              Computer software                             2- 7 years

Repairs and maintenance are expensed as incurred. Expenditures that increase the value or productive capacity of assets are capitalized.

ESTORE OF N.Y., INC.

NOTES TO FINANCIAL STATEMENTS

NOTE A - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING

                    POLICIES (continued)

Company Background and Basis of Presentation (continued)

    Property and Equipment (continued)

Property and equipment consist of the following:

December 31             September 30,

      2006

2007

----------------                   --------------

Furniture and Fixtures

     $  22,662

          $  23,289

Computers and software

         84,200

84,200

----------------

       --------------

Total assets

       106,862

             107,489

Less Accumulated Depreciation

         77,537

90,422

-----------------

        --------------

Total fixed assets

     $  29,325

           $  17,067

                                                                                    ========              ======

For the years ending December 31, 2006, 2005 and 2005, depreciation expense was $17,179, $17,179 and $29,679, respectively. For the nine months ended September 30, 2007 and 2006, depreciation expense was $12,885 and $13,929, respectively.

NOTE B -   COMMITMENTS AND CONTINGENCIES

Lease agreement

On October 31, 2003, the Company entered into a sub- lease agreement with Empire Home Theater Corp ("Empire").  for Corporate office facilities located at 1845 Long Island Ave., in the Borough of Kings, City of New York. The lease term is for a period of five years expiring on October 31, 2008. As of November 1, 2006, the Company has terminated its lease in the Borough of Queens, City of New York and relocated its office and warehouse facility to481 Kings Highway, Brooklyn, New York 11223. The lease will terminate on May 31, 2008. Empire is a New York Corporation owned by Albert Cohen. Empire has sub- leased the property from an unrelated third party.

     Lease agreement:

                                                                                                                Base Rent

                         Term                                                                                 Monthly

November 1, 2006-May 31, 2007                                                                $ 5,000

June  1, 2007-May 31, 2008                                                                         $ 5,149

ESTORE OF N.Y., INC.

NOTES TO FINANCIAL STATEMENTS

NOTE B -   COMMITMENTS AND CONTINGENCIES (continued)

Supply, Fulfillment and Other Arrangements

The Company is dependent on a limited number of distribution and fulfillment partners to fulfill its orders to its customers. The Company's first-level customer service and support is controlled by the Company.  The Company is dependent upon a single source for the processing of its credit card transactions and the collection and remittance of these funds. The hosting of the Company's computer system and database servers are maintained by the Company at the Company's office warehouse  in Brooklyn, New York.

On December 21, 2006,  the Company established a contractual relationship with  Federated Payments for the authorization, processing and settlement services for credit card transactions entered into on the Company's website.

 Legal Proceedings

From time to time, the Company has been subject to legal proceedings and claims in the ordinary course of business. These claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources. In addition, the result of an unfavorable outcome on certain of these matters could have a material adverse effect on the Company's financial position and results of operations.

ESTORE OF N.Y., INC.

NOTES TO FINANCIAL STATEMENTS

NOTE C -  STOCKHOLDERS' DEFICIENCY

On September 27, 2006, the Company filed for "Restated Certificate of Incorporation" under Section 807 of the Business Corporation Law of the State of New York. The amendments authorized by the BCL are as follows:

           To change the number of shares of capital stock that the Corporation is authorized to issue from 200 shares of common stock, without par value, to 50,000,000 shares of common stock, par value $0.001 per share, and also to add 5,000,000 shares of preferred stock, par value $0.001 per share. The number of common stock outstanding for all periods presented was restated to 11,250,000 shares of common stock.

In November, 2006, the company sold in connection with a private placement an aggregate of 12,500 shares of common stock for $25,000 or $2.00 per share. The 12,500 shares represent the registrant's common stock being registered for resale that have been sold to the selling share holders named in this registration statement

As of December 31, 2006, management made an additional capital contribution of $200,000 in working capital.

RELATED PARTY  TRANSACTIONS:

On October 2, 2006, the Company entered into a financial consulting agreement with Global Consulting Enterprises, Inc., a New York corporation ("Global"). In consideration for this agreement and for past services, the Company paid an aggregate of $48,000 and issued an aggregate of 262,500 shares of common stock valued at $2.00  per share or $525,000. The Company has also issued an additional 3,487,500 shares of common stock which will vest based the Company's listing on the NASDAQ Exchange by May 31, 2008. Failure to achieve this goal by  this date will enable the Company to rescind the issuance of the 3,487,500 shares of common stock. The shareholders of Global Consulting are also shareholders of the Company. For consideration  of $48,000 and 3,750,000 shares of common stock, Global shall make recommendations to the Company as to the capital structure of the Company as Global deems necessary or appropriate to effectuate the various financings and other transactions contemplated by the agreement. The term of this agreement commenced in October 2006 and continues until June 1, 2008 unless terminated by both parties. There are no other employment agreements nor related party transactions. In addition to consulting, Global has assisted the company in various advertising strategies. If the Company obtains a listing on Nasdaq prior to May 31, 2008, then Global shall retain the remaining 3,487,500 shares. If the Company does not get listed on Nasdaq by that time, then the Company can "call" the 3,487,500 shares or extend the terms to Global. David Khteeb is President of Global and is the father of Eric Khteeb, President and Director for the Company.

As of December 31, 2006, the Company has reflected these shares in component of Stockholders Equity as deferred compensation which will vest upon completion of the contractual agreement.

See NOTE G- PRIOR-PERIOD ADJUSTMENTS (CORRECTION OF ERRORS)

ESTORE OF N.Y., INC.

NOTES TO FINANCIAL STATEMENTS

NOTE D - EARNINGS (LOSS) PER SHARE

Basic net earnings (loss)  per  common  share is  computed  by  dividing  the net earnings  (loss) by the weighted average number of common shares outstanding  during the period.  Diluted net earnings (loss) per common share is determined using the weighted average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents, consisting of shares that might be issued upon exercise of common stock options. In periods where losses are reported, the weighted average number of common shares outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive. There were not any dilutive shares for the three years ended

December 31, 2006.

NOTE E - INCOME TAXES/S CORPORATION STATUS TERMINATED

         Prior to September 28, 2006, the shareholders of the Company elected to be taxed under Subchapter S of the Internal Revenue Code. During such period, federal income taxes were the responsibility of the Company's stockholders, as were certain income taxes. As of the effective date of the election, the Company was responsible for Federal built-in-gain taxes to the extent applicable. The S corporation election terminated in connection with the Company's pursuant to a Plan of Share Exchange and Reorganization dated September 28, 2006.

The Company did not provide any current or deferred U.S. federal income tax provision or benefit for any of the periods presented because it has experienced operating losses since inception. The Company provided a full valuation allowance on the net deferred tax asset, consisting primarily of net operating loss carryforwards, because management has determined that it is more likely than not that the Company will not earn income sufficient to realize the deferred tax assets during the carryforward period.

As of December 31, 2006, the Company had approximately $1,184,974  of federal and state tax net operating loss carryforwards. These net operating loss carryforwards will begin to expire in 2018  for federal and state tax purposes.

Deferred tax assets reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are net operating losses  follows:

Deferred tax assets:

                                                Net loss

                Net deferred tax asset before valuation allowance        $    473,989

                                                Valuation allowance                                                                               (473,989)

                                                                Net deferred tax asset                                                            $              0

ESTORE OF N.Y., INC.

NOTES TO FINANCIAL STATEMENTS

NOTE E - INCOME TAXES (CONTINUED)

A reconciliation of income taxes computed at the statutory rate to the provision for income taxes is as follows:

                                                                                                  December 31, 2006

Computed tax at the federal statutory rate of 34%                      $ 402,891

                                State taxes, net of federal benefit                                                        71,098

                                                Benefit for income taxes                                                   $ 473,989

Pro forma  presentation on tax expense and EPS data. Tax expense  based on statutory rates of 15% federal and 6% state.

                                                                                                              For the years ended December 31,

	2006	2005	2004
Net income from operations	$ (1,951,006)	$ 25,678	$ 27,381

Other income and expenses
Interest expense	5,217	1,695	5,939

Net income (loss) before income tax expense	(1,956,223)	23,983	21,442

Provision for income taxes	0	5,036	4,503

Net income (loss)	$ (1,956,223)	$ 18,947	$ 16,939

Net earnings per share from continuing operations:
Basic and diluted	$ (.16)	$ 0.00	$ 0.00
Weighted average number of shares outstanding:
Basic and diluted	12,189,583	11,250,000	11,250,000

The shareholders, severally (according to their relative percentage ownership of the Common Stock) and not jointly, will indemnify the Company against any unpaid income tax liability of the Company attributable to the period prior to the termination of the Company's S corporation status. The Company will indemnify the shareholders against any income tax liability they may incur as a result of a final adjustment to the taxable income of the Company for any period ending after the termination date of the Company's S corporation status which results in a decrease for any period in the company's taxable income and a corresponding increase in the taxable income of the shareholders. Staff Accounting Bulletin Topic 4:B states that undistributed earnings and losses of an S corporation should be reclassified to additional paid-in-capital rather than included in retained earnings. Since the income and losses of an S corporation pass through to the shareholders, it is considered as if the accumulated undistributed earnings and losses were distributed to the shareholders and then contributed back to the corporation. See NOTE G- PRIOR-PERIOD ADJUSTMENTS (CORRECTION OF ERRORS)

ESTORE OF N.Y., INC.

NOTES TO FINANCIAL STATEMENTS

NOTE F -  NATURE OF OPERATIONS AFFECTED BY INDUSTRY WIDE TREND

The reduction in revenues for the fourth quarter 2006 as compared to the fourth quarter of 2005 was an industry wide trend for that quarter. The industry as a whole reduced average cost per unit by thirty percent. The Company sold the similar amount of units for 2005 and 2006. The sale of units were equal but prices was reduced by the industry standards. For the nine months ended September 30, 2007 as compared to the nine months ended September 30, 2006, the Company concentrated on less volume and greater profit margins, due to the recent industry trend of temporary price slashing.

NOTE G -  PRIOR-PERIOD ADJUSTMENTS (CORRECTION OF ERRORS)

In connection with the preparation of the interim report of the Company for the nine months ended September 30, 2006 and for the year ended December 31, 2006 we reviewed the accounting for several transactions including deferred warranty income, valuation of common stock issued , and reclassification of accumulated losses at the time of the termination of the S-Corporation status of the Company.  The following tables have been restated to reflect the correction of errors per SFAS No.

154-"Accounting Changes and Error Corrections".

Revenue Recognition:

Beginning with January 1, 2006, the Company started recognizing revenues from warranty sales ratably over the term of the extended warranty policy, which usually ranges from one to 36 months beyond the manufacturers initial product warranty of typically 1 year. For the nine months ended September 30, 2006, the Company did not report the deferred warranty revenue as a liability on the balance sheet nor was there an adjustment to reduce revenue by the deferred warranty income for that period.

Termination of S Corporation Status:

Staff Accounting Bulletin Topic 4:B states that undistributed earnings and losses of an S corporation should be reclassified to additional paid-in-capital rather than included in retained earnings. Since the income and losses of an S corporation pass through to the shareholders, it is considered as if the accumulated undistributed earnings and losses were distributed to the shareholders and then contributed back to the corporation.  For the nine months ended September 30, 2006, the Company did not reclassify the accumulated undistributed losses to additional paid-in-capital.

The tables below incorporate the correction of errors on the revenue recognition and the termination of  S Corporation status for the nine months ended September 30, 2006 and for  the year ended December 31, 2006.

ESTORE OF N.Y., INC.

NOTES TO FINANCIAL STATEMENTS

NOTE G -  PRIOR-PERIOD ADJUSTMENTS (CORRECTION OF ERRORS) -(CONTINUED)

The following table illustrates the correction of errors as shown on the face of the Company's balance sheets:

As previously	Restatement	As	As previously	Restatement	As
reported	Adjustment	Restated	reported	Adjustment	Restated
12/31/06	12/31/06	12/31/06	9/30/06	9/30/06	9/30/06

Deferred warranty	$ 1,255,675	$ 0	$ 1,255,675	$ 0	$ 891,050	$ 891,050

Income tax payable	0	0	0	40,732	(40,732)	0

Common stock	15,013	0	15,013	11,250	0	11,250

Additional pd in capital	7,812,223	(1,133,022)	6,679,201	90,986	(1,133,022)	(1,042,036)

Retained
earnings (deficit)	(2,317,996)	1,133,022	(1,184,974)	(282,704)	282,704	0

As previously	Restatement	As
reported	Adjustment	Restated
9/30/07	9/30/07	9/30/07

Deferred warranty	$ 1,075,728	$ 0	$ 1,075,728

Common stock	15,013	0	15,013

Additional pd in capital	7,812,223	(1,133,022)	6,679,201

Retained
earnings (deficit)	(2,291,740)	1,133,022	(1,158,718)

ESTORE OF N.Y., INC.

NOTES TO FINANCIAL STATEMENTS

NOTE G -  PRIOR-PERIOD ADJUSTMENTS (CORRECTION OF ERRORS) -(CONTINUED)

The following table illustrates the correction of errors as shown on the face of the Company's statement of operations:

As previously	Restatement	As	As previously	Restatement	As
reported	Adjustment	Restated	reported	Adjustment	Restated
12/31/06	12/31/06	12/31/06	9/30/06	9/30/06	9/30/06

Revenue	$ 22,743,808	0	$ 22,743,808	$ 20,341,246	$ (891,050)	$ 19,450,196

Cost of goods sold	20,729,833	0	20,729,833	17,835,123	0	17,835,123

Total operating expense	3,964,981	0	3,964,981	2,383,621	0	2,383,621

Total other expense	5,217	0	5,217	2,701	0	2,701

Income tax expense	0	0	0	40,732	(40,732)	0

Net income (loss)	(1,956,223)	0	(1,956,223)	79,069	(850,318)	(771,249)

Earnings per share	(.16)	0	(.16)	.01	(.08)	(.07)

Weighted avg. shares-
basic and diluted	12,189,583	0	12,189,583	11,250,000	0	11,250,000

GLOBAL CONSULTING ENTERPRISES, INC.

On October 2, 2006, the Company entered into a financial consulting agreement with Global Consulting Enterprises, Inc., a New York corporation ("Global").  In consideration for this agreement and for past services, the Company paid an aggregate of $48,000 and issued an aggregate of 262,500 shares of common stock valued at $ 2.00 per share or $ 525,000. The Company issued an additional 3,487,500 shares of common stock which will vest based upon the Company's listing on the NASDAQ Exchange by May 31, 2008. Failure to achieve this goal by this date will enable the Company to rescind the issuance of the 3,487,500 shares of common stock. The shareholders of Global Consulting are also shareholders of the Company. For consideration of $48,000 and 3,750,000 shares of common stock, Global shall make recommendations to the Company as to the capital structure of the Company as Global deems necessary or appropriate to effectuate the various financings and other transactions contemplated by the agreement.  The term of this agreement commenced in October 2006 and continues until June 1, 2008, unless terminated by both parties. There are no other employment agreements nor are there any related party transactions. In addition to consulting, Global has assisted the company in various advertising strategies. If the Company obtains a listing on Nasdaq prior to May 31, 2008, then Global shall retain the remaining 3,487,500 shares. If the Company does not get listed on Nasdaq by that time, then the Company can "call" the 3,487,500 shares or extend the terms to Global. David Khteeb is President of Global and is the father of Eric Khteeb, President and Director for the Company.

ESTORE OF N.Y., INC.

NOTES TO FINANCIAL STATEMENTS

NOTE G -  PRIOR-PERIOD ADJUSTMENTS (CORRECTION OF ERRORS) -(CONTINUED)

The above financial consulting agreement with Global Consulting Enterprises, Inc., was originally reported at $.10 per share instead of the $2.00 per share price that has been corrected due to proper valuation of recent cash transactions.

The following table illustrates the correction of errors as shown on the face of the Company's statement of operations:

As previously	Restatement	As
reported	Adjustment	Restated
12/31/06	12/31/06	12/31/06

Revenue	$ 22,743,808	0	$ 22,743,808

Cost of goods sold	20,729,833	0	20,729,833

Selling, general, admin	2,938,562	498,750	3,437,312

Total operating expense	3,466,231	498,750	3,964,981

Total other expense	5,217	0	5,217

Income tax expense	0	0	0

Net income (loss)	(1,457,473)	(498,750)	(1,956,223)

Earnings per share	(.12)	(.04)	(.16)

Weighted avg. shares-
basic and diluted	12,189,583	0	12,189,583

Consulting expense increased from $.10 to $2.00 per share of common stock based on re-valuation of the Company's recent cash stock transactions. This increase amounted to $498,750.

ESTORE OF N.Y., INC.

NOTES TO FINANCIAL STATEMENTS

NOTE G -  PRIOR-PERIOD ADJUSTMENTS (CORRECTION OF ERRORS) -(CONTINUED)

The following table illustrates the correction of errors as shown on the face of the Company's balance sheets:

As previously	Restatement	As	As previously	Restatement	As
reported	Adjustment	Restated	reported	Adjustment	Restated
12/31/06	12/31/06	12/31/06	9/30/06	9/30/06	9/30/06

Deferred warranty	$ 1,255,675	$ 0	$ 1,255,675	$ 0	$ 891,050	$ 891,050

Income tax payable	0	0	0	40,732	(40,732)	0

Common stock	15,013	0	15,013	11,250	0	11,250

Additional pd in capital	7,812,223	(1,133,022)	6,679,201	90,986	(1,133,022)	(1,042,036)

Deferred
Compensation	(6,975,000)	0	(6,975,000)	(348,750)	(6,626,250)	(6,975,000)

Retained
earnings (deficit)	(2,317,996)	1,133,022	(1,184,974)	(282,704)	282,704	0

The deferred compensation was originally reported at $.10 per share as of September 30, 2006. The above table illustrates the correct valuation per share of $2.00 and the affect of the stockholders' equity section on the balance sheet.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification Of Directors & Officers

New York Business Corporation Law, which we refer to as the "NYBCL," permits a provision in the certificate of incorporation of each corporation organized under the NYBCL eliminating or limiting, with some exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for some breaches of fiduciary duty. Our Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by the NYBCL.  NYBCL, in summary, empowers a New York corporation to indemnify, within limits, its officers, directors, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement that they actually and reasonably incur in connection with any suit or proceeding, other than by or on behalf of the corporation, if they acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of the corporation and with respect to a criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. With respect to any action by or on behalf of the corporation, NYBCL permits a corporation to indemnify its officers, directors, employees and agents against expenses (including attorneys' fees) they actually and reasonably incur in connection with the defense or settlement of the action or suit, provided that person meets the standard of conduct described in the preceding paragraph. No indemnification is permitted, however, in respect of any claim where that person has been found liable to the corporation, unless the court in which the action or suit was brought approves the indemnification and determines that the person is fairly and reasonably entitled to be indemnified. As permitted by the NYBCL, our bylaws provide that we are required to indemnify our directors and officers, consultants and employees to the fullest extent permitted by the NYBCL, Subject to certain very limited exceptions, we are required to advance expenses, as incurred, in connection with a legal proceeding to the fullest extent permitted by the NYBCL, subject to certain very limited exceptions. The rights conferred in our bylaws are not exclusive. We will obtain directors' and officers' liability insurance. Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter as been settled by controlling precedent, submit to a court of appropriate jurisdiction the question on whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Other Expenses of Issuance & Distribution

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Sec Registration Fee	$
Financial Printer to EDGARize and Print Registration Statement	$ 0
Transfer Agent Fees, including Printing and Engraving Stock Certificates	$ _______
Legal Fees and Expense	$ 10,000
Accounting Fees and Expenses	$ _______
Miscellaneous	$ _______
Total	$ _______

*Estimated

Recent Sales of Unregistered Securities

The following information is given with regard to unregistered securities sold during the preceding three years, to November, 2006, including the dates and amounts of securities sold, the persons to whom we sold the securities, the consideration received in connection with such sales and, if the securities were issued or sold other than for cash, the description of the transaction and the type and amount of consideration received.

On February 7, 2002, Estore of N.Y., Inc. issued an aggregate of 66.66 shares of common stock valued at $.001 per share to Diane Cohen, in consideration for cash of $1,000 and payments of company expenses.

On February 7, 2002, Estore of N.Y., Inc. issued an aggregate of 33.33 shares of common stock valued at $.001 per share to Eric Khteeb, President in consideration for cash of $1,000 and payments of company expenses.

On September 28, 2006, the Company restructured under a “C” corporation and established through this restructuring an Amended Certificate of Corporation, dated September 28, 2006 replacing the 2002 shares with stock in the “C” Corporation. The Company then issued 15,000,000 shares to Diane Cohen, Eric Khteeb and Global Consulting Enterprises, Inc.

As of September 28, 2006, the Company exchanged 7,500,000 and 3,750,000 shares of its old “S” corporation shares with new “C” corporation shares with Diane Cohen and Eric Khteeb, respectively.  Diane Cohen subsequently sold all but 365,625 of her shares to Eric Khteeb.

On October 2, 2006, the Company entered into a financial consulting agreement with Global Consulting Enterprises, Inc., a New York corporation (“Global”). In consideration for this agreement and for past services, the Company paid an aggregate of $48,000 and issued an aggregate of 262,500 shares of common stock valued at $ 2.00 per share or $ 525,000. The shares were issued on October 2, 2006. The 262,500 shares were issued for consulting services and do not have to be returned to the Company under any circumstances. (See notes to financial statements)

A Rule 506 4(2) of the Securities Act of 1933, regulation D, private placement offering was completed on November 17, 2006, in which 25 shareholders purchased 12,500 shares of the Company’s shares for $2.00 per share for a total of $25,000. These shares are being registered in this offering. All investors are “qualified accredited investors”.

The Company has also issued an additional 3,487,500 shares of common stock which will vest based the Company’s listing on the NASDAQ Exchange by May 31, 2008. Failure to achieve this goal by this date will enable the Company to rescind the issuance of the 3,487,500 shares of common stock. The shareholders of Global Consulting are also shareholders of the Company. For consideration of $48,000 and 3,750,000 shares of common stock, Global shall make recommendations to the Company as to the capital structure of the Company as Global deems necessary or appropriate to effectuate the various financings and other transactions contemplated by the agreement. The term of this agreement commenced in October 2006 and continues until June 1, 2008 unless terminated by both parties. There are no other employment agreements nor are there any related party transactions. In addition to consulting, Global has assisted the company in various advertising strategies. If the Company obtains a listing on NASDAQ prior to May 31, 2008, then Global shall retain the remaining 3,487,500 shares. If the Company does not get listed on NASDAQ by that time, then the Company can “call” the 3,487,500 shares or extend the terms to Global.

The share issued to Global at $ 2.00 per share. The Company believes that the transaction was exempt from registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Securities Act because it was a transaction by the issuer not involving a public offering.

Exhibits

The following exhibits are included as part of this Form S-1/A. References to “the Company” in this Exhibit List mean Estore of N.Y., Inc., a New York corporation.

Exhibit Number	Description

3.1

Amended and Restated Certificate of Incorporation of Estore of N.Y., Inc. (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on November 30, 2006 (Filed No. 333-139011))

3.2

Corporate Bylaws for Estore of N.Y., Inc. (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on November 30, 2006 (Filed No. 333-139011))

5.1

Legal Opinion of Dieterich & Associates (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on November 30, 2006 (Filed No. 333-139011))

10.1

Rule 506 Subscription Document (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on November 30, 2006 (Filed No. 333-139011))

10.2

Consulting Agreement with Global Consulting Enterprises, Inc. (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on November 30, 2006 (Filed No. 333-139011))

14.1

Code of Ethics of Estore of N.Y., Inc. (incorporated by reference to Exhibit 14.1 to the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on November 30, 2006 (Filed No. 333-139011))

23.3	Auditor's consent

Undertakings

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)

To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4.

For determining liability of the undersigned issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned issuer undertakes that in a primary offering of securities of the undersigned issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to he purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)

Any preliminary prospectus or prospectus of the undersigned issuer relating to the offering required to be filed pursuant to Rule 424 (Sec. 230.424);

(b)

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned issuer or used or referred to by the undersigned issuer;

(c)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned  issuer or its securities provided by or on behalf of the undersigned  issuer; and

(d)

Any other communication that is an offer in the offering made by the undersigned issuer to the purchaser.

 Rule 430A under the Securities Act undertaking:

The undersigned registrant hereby undertakes:

(1)

For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the  issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act (Sec. 230.424(b)(1), (4) or 230.497(h)) as part of this registration statement as of the time the Commission declared it effective.

(2)

For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act to any purchaser:

(1)

If the issuer is relying on Rule 430B (ss.230.430B of this chapter):

(i)

Each prospectus filed by the undersigned  issuer pursuant to Rule 424(b)(3) (ss.230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (ss.230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (ss.230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(2)

If the  issuer is subject to Rule 430C (ss.230.430C of this chapter), include the following: Each prospectus filed pursuant to Rule 424(b)(ss.230.424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (ss.230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

Upon effectiveness of this prospectus, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on December 21, 2007.

Estore of N.Y., Inc.

By: /s/ Eric Khteeb

Eric Khteeb

President and Director

Pursuant to the requirement of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By: /s/ Eric Khteeb

Eric Khteeb

President and Director

By: /s/ Michael Hovell

Michael Hovell

Secretary, Chief Financial Officer, and Director

(Controller/ Principal Accounting Officer)